                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                  HYSEQ, INC.,


                              VERTICAL MERGER CORP.


                                       AND


                                VARIAGENICS, INC.


                          DATED AS OF NOVEMBER 9, 2002

                                TABLE OF CONTENTS

ARTICLE 1. The Merger                                                       1

      Section 1.1  The Merger.
      Section 1.2  Closing.                                                  1
      Section 1.3  Effect of the Merger.                                     1
      Section 1.4  Certificate of Incorporation; Bylaws.                     2
      Section 1.5  Directors and Officers of the Surviving Corporation.      2
      Section 1.6  Directors of Parent; Name.                                2

ARTICLE 2. Conversion of Securities; Exchange of Certificates                3

      Section 2.1  Conversion of Securities.                                 3
      Section 2.2  Exchange of Certificates.                                 4
      Section 2.3  Stock Transfer Books.                                     7
      Section 2.4  Stock Options.                                            7

ARTICLE 3. Representations and Warranties of the Company                     8

      Section 3.1  Organization and Qualification; Subsidiaries.             8
      Section 3.2  Capitalization.                                           9
      Section 3.3  Authority.                                               10
      Section 3.4  No Conflict; Required Filings and Consents.              10
      Section 3.5  Permits; Compliance With Law.                            11
      Section 3.6  SEC Filings; Financial Statements.                       11
      Section 3.7  Absence of Certain Changes or Events.                    12
      Section 3.8  Employee Benefit Plans.                                  12
      Section 3.9  Contracts.                                               15
      Section 3.10 Litigation.                                              15
      Section 3.11 Environmental Matters.                                   16
      Section 3.12 Intellectual Property.                                   17
      Section 3.13 Taxes.                                                   17
      Section 3.14 Insurance.                                               19
      Section 3.15 Properties.                                              19
      Section 3.16 Brokers.                                                 19
      Section 3.17 Interested Stockholder.                                  19

ARTICLE 4. Representations and Warranties of Parent and Merger Sub          19

      Section 4.1  Organization and Qualification; Subsidiaries.            19
      Section 4.2  Capitalization.                                          20
      Section 4.3  Authority.                                               21
      Section 4.4  No Conflict; Required Filings and Consents.              22
      Section 4.5  Permits; Compliance With Law.                            22
      Section 4.6  SEC Filings; Financial Statements.                       23
      Section 4.7  Absence of Certain Changes or Events.                    23
      Section 4.8  Employee Benefit Plans.                                  24
      Section 4.9  Contracts.                                               26
      Section 4.10 Litigation.                                              27
      Section 4.11 Environmental Matters.                                   27


                                       i
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
      Section 4.12 Intellectual Property.                                   28
      Section 4.13 Taxes.                                                   28
      Section 4.14 Insurance.                                               30
      Section 4.15 Properties.                                              30
      Section 4.16 Rights Agreement.                                        30
      Section 4.17 Brokers.                                                 30
      Section 4.18 Ownership of Merger Sub; No Prior Activities.            30
      Section 4.19 Interested Stockholder.                                  31
      Section 4.20 Certain Regulatory Matters.                              31

ARTICLE 5. Covenants                                                        32

      Section 5.1  Conduct of Business by the Company Pending the Closing.  32
      Section 5.2  Conduct of Business by Parent Pending the Closing.       35
      Section 5.3  Tax-Free Reorganization Treatment.                       39
      Section 5.4  Control of Other Party's Business.                       39

ARTICLE 6. Additional Agreements                                            39

      Section 6.1 Registration Statement; Proxy Statement.                  39
      Section 6.2 Stockholders' Meetings.                                   40
      Section 6.3 Access to Information; Confidentiality.                   41
      Section 6.4 No Solicitation of Transactions.                          42
      Section 6.5 Reasonable Best Efforts.                                  44
      Section 6.6 Certain Notices.                                          45
      Section 6.7 Public Announcements.                                     45
      Section 6.8 Nasdaq Listing.                                           46
      Section 6.9 Employee Benefit Matters.                                 46
      Section 6.10 Indemnification of Directors and Officers.               46
      Section 6.11 Tax Treatment.                                           47
      Section 6.12 Affiliate Letters.                                       47
      Section 6.13 Section 16 Matters.                                      47
      Section 6.14 Registration of Parent Common Stock.                     48
      Section 6.15 Blue Sky Laws.                                           50

ARTICLE 7. Closing Conditions                                               50

      Section 7.1  Conditions to Obligations of Each Party Under
                   This Agreement.                                          50
      Section 7.2  Additional Conditions to Obligations of Parent
                   and Merger Sub.                                          51
      Section 7.3  Additional Conditions to Obligations of the Company.     51

ARTICLE 8. Termination, Amendment and Waiver                                52

      Section 8.1  Termination.                                             52
      Section 8.2  Effect of Termination.                                   54
      Section 8.3  Amendment.                                               56
      Section 8.4  Waiver.                                                  56
      Section 8.5  Fees and Expenses.                                       56

ARTICLE 9. General Provisions                                               56

      Section 9.1  Non-Survival of Representations and Warranties.          56
      Section 9.2  Notices.                                                 57


                                       ii
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
      Section 9.3  Certain Definitions.                                     57
      Section 9.4  Interpretation.                                          63
      Section 9.5  Severability.                                            63
      Section 9.6  Entire Agreement.                                        64
      Section 9.7  Assignment.                                              64
      Section 9.8  Parties in Interest.                                     64
      Section 9.9  Mutual Drafting.                                         64
      Section 9.10 Governing Law; Consent to Jurisdiction.                  64
      Section 9.11 Specific Performance.                                    65
      Section 9.12 Disclosure.                                              65
      Section 9.13 Counterparts.                                            65


Exhibit 6.12           Form of Affiliate Letter
Exhibit 7.2(c)(i)      Parent Tax Matters Certificate
Exhibit 7.2(c)(ii)     Company Tax Matters Certificate

            AGREEMENT AND PLAN OF MERGER, dated as of November 9, 2002 (this "Agreement"), by and among Hyseq, Inc., a Nevada corporation ("Parent"), Vertical Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Variagenics, Inc., a Delaware corporation (the "Company").

            WHEREAS, the respective Boards of Directors of the Company and Parent deem it advisable and in the best interests of each corporation and its respective stockholders that the Company and Parent engage in a business combination as peer firms in a merger of equals in order to, among other reasons, advance the long-term strategic business interests of the Company and Parent;

            WHEREAS, the respective Boards of Directors of the Company and Parent have approved the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL");

            WHEREAS, immediately following the Merger, the Company shall be merged with and into Parent (the "Short Form Merger");

            WHEREAS, as a condition and inducement to the willingness of the Company and Parent to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the respective companies are entering into Stockholder Voting Agreements (the "Voting Agreements") which Voting Agreements provide for certain actions relating to the transactions contemplated by this Agreement, including the agreement of such stockholders to vote shares of capital stock of the respective companies held by them in favor of the Merger;

            WHEREAS, for U.S. federal income tax purposes, Parent, Merger Sub and the Company intend that the Merger and the Short Form Merger shall be treated as an integrated transaction (together, the "Transaction") and shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

            Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

            Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place on the first Business Day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article 7, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Latham & Watkins, 135 Commonwealth Drive, Menlo Park, California 94025, unless another place is agreed to in writing by the parties hereto. As soon as practicable after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

            Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            Section 1.4 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the Restated Certificate of Incorporation of the Company, as in effect on the date hereof (the "Company Certificate"), shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

            (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

            Section 1.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

            Section 1.6 Directors of Parent; Name. (a) Prior to the Effective Time the parties will take all action necessary such that as of the Effective Time (i) the Board of Directors of Parent shall consist of the seven (7) members as set forth on Schedule 1.6 hereto which schedule shall also designate the class of director to which each such member belongs, of whom (A) 4 directors have been designated by Parent (it being understood that Parent shall have the right to change such designation as set forth on Schedule 1.6) ("Parent Directors"), including Dr. George B. Rathmann, who shall be Chairman of the Board of Directors (and neither party has any intention of seeking to shorten the service of Dr. Rathmann as Chairman of the Board of Directors of Parent to a term of less than 3 years), and (B) 3 directors have been designated by the Company (it being understood that the Company shall have the right to change such designation as set forth on Schedule 1.6) and (ii) Dr. Ted W. Love shall remain as Chief Executive Officer of Parent (and neither party has any intention of seeking to shorten the service of Dr. Love as Chief Executive Officer of Parent to a term of less than 3 years). For a period of not less than three (3) years from and after the Effective Time (i) at least a majority of the members of the Board of Directors shall consist of Parent Directors and directors nominated by the Nominating Committee of the Board of Directors of Parent ("Parent Continuing Directors"), and (ii) at least a majority of the members of the Nominating Committee shall consist of Parent Continuing Directors.

            (b) Parent shall change its name as of the Effective Time to a new name to be mutually agreed upon by the Company and Parent prior to the Effective Time.

                                   ARTICLE 2.
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

            Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

            (a) Conversion Generally. Each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b)) shall be converted, subject to
Section 2.2(e), into the right to receive (i) 1.6451 (the "Exchange Ratio") of a share of common stock, par value $0.001 per share ("Parent Common Stock"), of Parent (the "Merger Consideration"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock.

            (b) Parent-Owned Shares. All shares of Company Common Stock owned by Parent or any of its Subsidiaries shall be cancelled and retired and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.

            (c) Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

            (d) Change in Shares. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock and Company Options the same economic effect as contemplated by this Agreement prior to such event.

            (e) Cancellation of Treasury Shares. Each share of Company Common Stock held in the Company treasury and each share of Company Common Stock, if any, owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

            (f) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with the DGCL, shall not be converted into a right to receive the Merger Consideration, unless such stockholder fails to perfect or withdraws or otherwise loses such stockholder's right to appraisal. If after the Effective Time such stockholder fails to perfect or withdraws or loses such stockholder's right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of Parent.

            Section 2.2 Exchange of Certificates

            (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with U.S. Stock Transfer Corporation or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange, in accordance with this Article 2, through the Exchange Agent, sufficient cash and certificates representing shares of Parent Common Stock to make all deliveries pursuant to this Article 2. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(c). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 2.2(c) and 2.2(e) hereof, the Exchange Fund shall not be used for any other purpose. Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent (including the proceeds from sales of Excess Shares in accordance with Section 2.2(e)) shall be referred to as the "Exchange Fund."

            (b) Exchange Procedures. Promptly (and in any event no more than five (5) business days) after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to
Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c).

            (c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of the certificates representing whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender, payable with respect to such whole shares of Parent Common Stock.

            (d) Further Rights in Company Common Stock. The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms hereof (including any dividends or distributions pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.

            (e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Certificates, but in lieu thereof each holder of Company Common Stock who would otherwise be entitled to a fraction of a share upon surrender for exchange of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the Market Value (as defined below) of the Parent Common Stock. The "Market Value" of the Parent Common Stock means the average closing price per share of Parent Common Stock (rounded to the nearest cent) on the NASDAQ National Market for the twenty (20) consecutive trading days ending on the second trading day immediately prior to the Effective Time (as reported in the New York City edition of The Wall Street Journal for each such trading day, or, if not reported therein, any other authoritative source reasonably selected by Parent). Such payment shall occur as soon as practicable after the determination of the amount of cash, if any, to be paid to each holder of Company Common Stock with respect to any fractional shares and following compliance by such holder with the exchange procedures set forth in Section 2.2(b) hereof and in the letter of transmittal. No dividend or distribution with respect to parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent.

            (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and, from and after such delivery to Parent, any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

            (g) No Liability. None of Parent, the Surviving Corporation or the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

            (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 2.2(c), in each case, without any interest thereon.

            (i) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

            Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), without any interest thereon.

            Section 2.4 Stock Options

            (a) Conversion Generally. At the Effective Time, each Company Option (other than Company Warrants) then outstanding under the Company Stock Option Plan or otherwise, whether or not then exercisable, shall be converted, without any action on the part of the holder thereof into an option to purchase Parent Common Stock in accordance with this Section 2.4(a) and the terms of the Company Option and, if applicable, Company Stock Option Plan. Each Company Option so converted shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as set forth in the Company Option and, if applicable, Company Stock Option Plan and any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time,
(i) each Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Option so converted shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

            (b) Reservation of Share; Registration. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed pursuant to Section 2.4(a). Promptly after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form, with respect to the shares of Parent Common Stock subject to such options to the fullest extent permitted by law and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

            (c) Company ESPP. Each outstanding purchase right under the Company's 2000 Employee Stock Purchase Plan (the "Company ESPP") shall be exercised for the purchase of shares of Company Common Stock at the price per share determined pursuant to the Company ESPP on the date immediately prior to the Closing Date, pursuant to Section 18 of the Company ESPP (the "Final Offering Period"). Immediately following the Final Offering Period and upon or prior to the Effective Time, the Company shall take all action necessary to provide that the Company ESPP shall be terminated immediately prior to the Effective Time and that no Person will have any further right to purchase Company Common Stock under the Company ESPP.

            (d) Warrants. At the Effective Time, each warrant to purchase shares of Company Common Stock (a "Company Warrant") which is outstanding immediately prior thereto shall, in accordance with the terms thereof, cease to represent a right to acquire shares of Company Common Stock and automatically shall be converted, at the Effective Time, without any action on the part of the holder thereof, into a warrant to purchase Parent Common Stock (as so converted, a "Company Converted Warrant"). Each Company Converted Warrant shall continue to have, and be subject to, the same terms and conditions as set forth in any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Company Converted Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Converted Warrant shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

                                   ARTICLE 3.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except as set forth in the corresponding section of the Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter") (and subject to Section 9.12 hereof), the Company hereby represents and warrants to Parent as follows:

            Section 3.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries (the "Company Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent a complete and correct copy of the certificates of incorporation and by-laws of the Company and the Company Subsidiaries, each as amended to date. Except with respect to securities of non-affiliates held for investment purposes which do not constitute more than a 5% interest in any such non-affiliate, neither the Company nor any Company Subsidiary holds an Equity Interest in any other person. The certificates of incorporation and by-laws of the Company and the Company Subsidiaries so delivered are in full force and effect. Section 3.1 of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

            Section 3.2 Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of

November 5, 2002, (i) 24,105,198 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, and (ii) 4,214,232 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date. As of the date hereof, no shares of Company Preferred Stock are issued or outstanding.

            (b) Except for outstanding Company Options and outstanding purchase rights under the Company ESPP, as of the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests. From November 5, 2002 to the date of this Agreement, the Company has not issued any Equity Interests with respect to Company Common Stock, other than Company Common Stock issued upon exercise of Company Stock Options. The Company has previously provided Parent with a true and complete list, as of November 5, 2002, of the prices at which outstanding Company Options may be exercised under the Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

            (c) There are no outstanding contractual obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Company Common Stock or any capital stock of, or other Equity Interests in, any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any Company Subsidiary to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Company Subsidiary and other than loans made in the ordinary course consistent with past practice to employees of the Company and its Subsidiaries. The Company has not adopted a stockholder rights plan.

            (d) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

            Section 3.3 Authority. (a) Assuming the accuracy of Section 4.19, the Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, subject in the case of the consummation of the Merger to the approval of this

Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval"). The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate such transactions, subject only to obtaining the Company Stockholder Approval. This Agreement is the valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (b) The Board of Directors of the Company, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's stockholders in accordance with this Agreement. Assuming the accuracy of Section 4.19, the Company Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby.

            (c) The Board of Directors of the Company has received the opinion of its financial advisors, SG Cowen Securities Corporation (the "Company Financial Advisor"), dated the date, or shortly prior to the date, of this Agreement, to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a from a financial point of view, to the stockholders of the Company, copies of which opinion will be made available to Parent.

            Section 3.4 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any provision of the Company Certificate, the Bylaws of the Company as in effect on the date hereof (the "Company Bylaws"), or any equivalent organizational documents of any Company Subsidiary, or (ii) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract, Company Permit or other instrument or obligation, except, with respect to clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign Governmental Entity, except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the rules and regulations of Nasdaq and pursuant to Section 1.2 hereof, the filing of a

Certificate of Merger with the Delaware Secretary of State and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

            Section 3.5 Permits; Compliance With Law. Each of the Company and the Company Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances, and has submitted notices to, all Governmental Entities necessary for the Company or any Company Subsidiary to own, lease and operate its properties or other assets and to carry on their respective businesses in the manner described in the Company SEC Filings filed prior to the date hereof and as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (b) any Company Permits, except, with respect to clauses (a) and (b), for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

            Section 3.6 SEC Filings; Financial Statements. (a) The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2000 (collectively, the "Company SEC Filings"). Each Company SEC Filing (i) as of its date, complied or, if filed subsequent to the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, or, if filed subsequent to the date hereof, will not, at the time of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was, or will be, prepared in all material respects in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented, or will present, fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, have a Company Material Adverse Effect). The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements.

            (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2001 included in the Company's Form 10-K for the year ended December 31, 2001, including the notes thereto (the "Company Form 10-K"), neither the Company nor any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2001 and (ii) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby that would not, individually or in the aggregate have a Company Material Adverse Effect.

            (d) The Company had as of October 31, 2002, a balance of cash, cash equivalents, short-term and long-term investments, calculated in accordance with GAAP, totaling not less than $58,531,535.

            Section 3.7 Absence of Certain Changes or Events. Since December 31, 2001, except as disclosed in the Company Form 10-K or in Company SEC Filings since December 31, 2001 through to the date of this Agreement, including the notes thereto, and except as specifically contemplated by, or as disclosed in, this Agreement, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been (a) any change, circumstance or event that has had a Company Material Adverse Effect; (b) any material change by the Company or the Company Subsidiaries in its accounting methods not required pursuant to generally accepted accounting principles or practices; (c) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company's or any Company Subsidiary's capital stock; (d) any split, combination or reclassification of the Company's or any Company Subsidiary's capital stock or any issuance of or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (e) any revaluation by the Company or any Company Subsidiary of any of their assets having a Company Material Adverse Effect.

            Section 3.8 Employee Benefit Plans. (a) Section 3.8(a) of the Company Disclosure Letter sets forth a true and complete list of each "employee benefit plan" as defined in Section 3(3) of ERISA and any other material plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which are now, or with respect to any plan intended to be qualified under 401(a) of the Code, were within the past 6 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all material incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. Each "employee benefit plan" as defined in
Section 3(3) of ERISA and each other material plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which are now, or were within the past 6 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all material incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements is hereinafter referred to as a "Company Benefit Plan". Neither the Company, nor to the Knowledge of the Company, any other person, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code, the Health Insurance Portability and Accountability Act or any other applicable law The Company has delivered or made available to Parent true, correct and complete copies of all Company Benefit Plans (or, if not so delivered, has delivered or made available to Parent a written summary of their material terms), and, with respect thereto, all amendments, trust agreements, insurance Contracts, other funding vehicles, determination letters issued by the United States Internal Revenue Service (the "IRS"), the most recent annual reports (Form 5500 series) filed with the IRS, and the most recent actuarial report or other financial statement relating to such Company Benefit Plan.

            (b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) with respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could reasonably be expected to be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law, and (ii) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502.

            (c) Each Company Benefit Plan that is intended to be qualified under
Section 401(a) of the Code has obtained or is the subject of a favorable determination letter from the IRS that the Company Benefit Plan is so qualified and all related trusts are exempt from U.S. federal income taxation under
Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, which could be reasonably expected to cause the loss of such qualification or exemption. Except as would not reasonably be expected to result in material liability to the Company or a Company ERISA Affiliate, (i) to the Knowledge of the Company there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan, (ii) no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (iii) none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (iv) all Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (v) all contributions and payments to each Company Benefit Plan are deductible under applicable Code sections including, as applicable, sections 162 or 404, and (vi) no excise Tax could be imposed upon the Company under Chapter 43 of the Code.

            (d) Neither the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or any "multiemployer plan" as defined in Section 3(37) of ERISA.

            (e) No amount that could be received (whether in cash or property or the vesting of property), in connection with the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any of its Subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or otherwise may be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

            (f) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. The Company and each ERISA Affiliate are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder, except as would not be reasonably expected to result in material liability to the Company or a Company ERISA Affiliate.

            (g) Neither the Company nor any of its Subsidiaries, sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no United States source income outside of the United States.

            (h) The Company has delivered to Parent accurate W-2 information for the executive officers of the Company for the 2000 and 2001 calendar years.

            (i) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated.

            (j) The Company has identified in Section 3.8(j) of the Company Disclosure Letter and has made available to Parent true and complete copies of
(i) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any Company Subsidiary, (ii) all severance programs and policies of each of the Company and each Company Subsidiary with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of each of the Company and each Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions. Neither the execution and delivery of this Agreement or other related agreements, nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or Affiliate from the Company or any Company Subsidiary or Affiliate under any Company Benefit

Plan or otherwise, (ii) significantly increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any benefits, except as may be required by applicable law.

            Section 3.9 Contracts. Except as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement, or as disclosed in
Section 3.9 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or bound by any Contract (each a "Company Material Contract") that (i) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) is with any Affiliate of the Company, other than any Contract (A) which is or has been fully performed and under which the Company has no continuing right, liability or obligation, or
(B) that is otherwise disclosed on the Company Disclosure Letter and marked with a footnote indicating that it is a Contract with an Affiliate of the Company, or
(iii) limits or otherwise restricts the Company or any Company Subsidiary or that would, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which Contracts would be material to Parent and its Subsidiaries (determined after giving effect to the Merger). To the Company's Knowledge, none of the contracts or agreements referred to in the foregoing clause (iii) would preclude the Company, the Surviving Corporation or Parent after Closing from engaging in any of its current activities or any of the Company's or Parent's planned activities. Copies of all the Contracts set forth in the Company Disclosure Letter have heretofore been made available to Parent and such copies are accurate and complete.

            Section 3.10 Litigation. Except as and to the extent disclosed in the Company SEC Filings, including the notes thereto, filed prior to the date of this Agreement or as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or for which the Company or any Company Subsidiary is obligated to indemnify a third party that would have a Company Material Adverse Effect, and (b) neither the Company nor any Company Subsidiary is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

            Section 3.11 Environmental Matters. Except as disclosed in the Company Form 10-K or in Company SEC Filings, including the notes thereto, since December 31, 2001 through to the date of this Agreement or as would not, individually or in the aggregate, have a Company Material Adverse Effect:

            (a) The Company and the Company Subsidiaries (i) are in compliance with all applicable Environmental Laws, (ii) hold or have applied for all Environmental Permits necessary to conduct their current operations, and (iii) are in compliance with their respective Environmental Permits.

            (b) Neither the Company nor any Company Subsidiary has received within the past five (5) years any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

            (c) Neither the Company nor any Company Subsidiary (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto nor is there any reasonable basis for such investigation, litigation or other proceeding or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

            (d) To the Knowledge of the Company without independent investigation, no event has occurred or condition exists on property owned or leased by the Company and no operating practice is or has been employed by the Company, that reasonably may be expected to give rise to liability on the part of the Company for any losses, liabilities, damages, settlements, penalties, expenses or response costs arising under or on account of any Environmental Law.

            (e) None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the Knowledge of the Company without independent investigation, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

            (f) To the Knowledge of the Company, the Company has never sent or transported or arranged to be sent or transported Hazardous Materials, or generated Hazardous Materials that were ultimately sent or transported, to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the "National Priorities list under CERCLA or any similar state or foreign list; or (ii) is otherwise designated or identified as a potential site for cleanup, remediation, closure or other environmental remedial activity.

            Section 3.12 Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Company (or one of its Subsidiaries) has the full right, power and authority to grant all of the rights, title and interests in the Company Intellectual Property granted in this Agreement, (b) to the Company's knowledge, the Company Patents are valid and enforceable, in whole or in part, and no allegation of invalidity or conflicting ownership or inventorship rights with respect to any Company Patent has been received by the Company or any Company Subsidiary from a third party, (c) no Company Intellectual Property that is owned by the Company or any Company Subsidiary is the subject of any pending or, to the Company's Knowledge, threatened action, suit, claim, investigation, arbitration, validity or enforceability challenge or other proceeding, (d) to the Company's Knowledge, no Company Intellectual Property that is licensed by the Company is the subject of any pending or threatened action, suit, claim, investigation, arbitration, validity or enforceability challenge or other proceeding, (e) no person has given written notice to the Company or any Company Subsidiary that the Company or any Company Subsidiary is infringing or has infringed any patent, trademark, service mark, trade name, or copyright or design right or other intellectual property right of any third party, or that the Company or any

Company Subsidiary has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, (f) to the Company's Knowledge, the making, having made, using, selling, offering for sale, importing, exporting, manufacturing, marketing, licensing, reproduction, distribution or publishing by the Company of any process, machine, manufacture or product as embodied in the Company's currently existing business does not infringe any valid claim of any patent, trademark, service mark, trade name, copyright, design right, or other intellectual property right of any third party in the jurisdictions in which such making, using, selling, offering for sale, importing, exporting, manufacturing, marketing, licensing, reproduction, distribution, or publishing occurs, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party, (g) there exists no prior act or omission or current conduct or use by the Company, any Company Subsidiary or, to the Knowledge of the Company, any third party that would invalidate, reduce or eliminate the enforceability or scope of any Company Intellectual Property and
(h) no Company Intellectual Property is subject to any outstanding injunction, judgment, order or settlement and Company has fully complied with, paid and otherwise satisfied all such obligations.

            Section 3.13 Taxes. (a) Each of the Company and the Company Subsidiaries has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all material Tax Returns that it was required to file through the date hereof. All such Tax Returns are complete and accurate in all material respects. All Taxes shown as due on such Tax Returns have been paid. None of the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

            (b) The unpaid Taxes of the Company and the Company Subsidiaries (i) did not, as of the dates of the most recent financial statements contained in the Company SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns. Since the date of the most recent financial statements, none of the Company and the Company Subsidiaries has (x) engaged in any transactions or incurred any liability for Taxes other than in the ordinary course of business or (y) paid Taxes other than Taxes paid on a timely basis and in a manner consistent with past custom and practice.

            (c) No deficiencies for Taxes with respect to any of the Company and the Company Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity. No audit or other proceeding for or relating to any liability in respect of Taxes of any of the Company or any Company Subsidiary is being conducted by any Tax authority or Governmental Entity, and the Company and the Company Subsidiaries have not received notification in writing that any such audit or other proceeding is pending. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local income Tax Returns of each of the Company and the Company Subsidiaries and their predecessors for the years ended December 31, 1998, 1999, 2000 and 2001, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries or any predecessors since December 31, 1998, with respect to Taxes of any type. Neither the Company nor any of the Company Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The are no liens for Taxes upon the assets of any of the Company and the Company Subsidiaries (other than with respect to Permitted Liens for Taxes).

            (d) All material Taxes required to be withheld, collected or deposited by or with respect to each of the Company and the Company Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax authority or other Governmental Entity.

            (e) Neither the Company nor any Company Subsidiary is responsible for the Taxes of any person other than members of the affiliated group of which the Company is the common parent (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

            (f) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar Contract or arrangement.

            (g) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (h) Neither the Company nor any Company Subsidiary has been a party to any distribution occurring during the two years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable. None of the outstanding indebtedness of any of the Company and the Company Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Section 163(i) or 163(l) or 279 of the Code or under any other provision of applicable law.

            (i) Neither the Company nor any Company Subsidiary knows of any fact or circumstance or has taken, or failed to take, any action that could reasonably be expected to prevent the Transaction from qualifying as a reorganization within the meaning of Section 368 of the Code.

            Section 3.14 Insurance. Summaries of all material insurance policies maintained by the Company, including fire and casualty, general liability, product liability, business interruption and professional liability policies, have been made available to Parent.

            Section 3.15 Properties. Each of the Company and the Company Subsidiaries has good and valid title to or a valid leasehold interest in all its properties and assets reflected on the most recent balance sheet contained in the Company's quarterly report on Form 10-Q that is part of the Company SEC Filings or acquired after the date thereof, except for (a) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet, and (b) properties and assets the loss of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

            Section 3.16 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. Prior to the date hereof, the Company has accurately described to Parent the Company's arrangements with, and the fees that may be paid by the Company to, the Company Financial Advisor relating to the Merger.

            Section 3.17 Interested Stockholder. As of the date hereof (without giving effect to the execution and delivery of any Voting Agreement(s) executed and delivered in connection herewith), neither the Company nor any Company Subsidiary is an interested stockholder of Parent within the meaning of Section
78.423 of the Nevada Revised Statutes.

                                   ARTICLE 4.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

            Except as set forth in the corresponding section of the Disclosure Letter delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Letter") (and subject to Section 9.12 hereof), Parent hereby represents and warrant to the Company as follows:

            Section 4.1 Organization and Qualification; Subsidiaries. Each of Parent and its Subsidiaries (the "Parent Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company a complete and correct copy of the certificates of incorporation and by-laws of Parent and the Parent Subsidiaries, each as amended to date. Except with respect to securities of non-affiliates held for investment purposes which do not constitute more than a 5% interest in any such non-affiliate, neither Parent nor any Parent Subsidiary holds an Equity Interest in any other person. The certificates of incorporation and by-laws of Parent and the Parent Subsidiaries so delivered are in full force and effect.
Section 4.1 of the Parent Disclosure Letter contains a correct and complete list of each jurisdiction where Parent and each of its Subsidiaries is organized and qualified to do business.

            Section 4.2 Capitalization. (a) As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 8,000,000 shares of preferred stock, par value $0.001 per share (the "Parent Preferred Stock"), of which 3,000,000 shares have been designated Series A Preferred Stock and 20,000 shares have been designated Series B Junior Participating Preferred Stock. As of November 5, 2002, (i) 23,035,854 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, and (ii) 7,035,825 shares of Parent Common

Stock were issuable (and such number was reserved for issuance) upon exercise of Parent Options outstanding as of such date. As of the date hereof, (i) 20,000 shares of Series B Junior Participating Preferred Stock have been reserved for issuance in connection with the Rights, and (ii) no shares of Parent Preferred Stock are issued or outstanding.

            (b) Except for outstanding Parent Options, outstanding purchase rights under Parent's Employee Stock Purchase Plan and outstanding Rights under the Rights Agreement, as of the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of Parent or any Parent Subsidiary, or obligating Parent or any Parent Subsidiary to issue or sell any shares of its capital stock or other Equity Interests. From November 5, 2002 to the date of this Agreement, Parent has not issued any Equity Interests with respect to Parent Common Stock, other than Parent Common Stock issued upon exercise of Parent Stock Options. Parent has previously provided the Company with a true and complete list, as of November 5, 2002, of the prices at which outstanding Parent Options may be exercised under the applicable Parent Stock Option Plan, the number of Parent Options outstanding at each such price and the vesting schedule of the Parent Options. All shares of Parent Common Stock subject to issuance under the Parent Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

            (c) There are no outstanding contractual obligations of Parent or any Parent Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Parent Common Stock or any capital stock of, or other Equity Interests in, any Parent Subsidiary. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any Parent Subsidiary or any other person, other than guarantees by Parent of any indebtedness or other obligations of any wholly-owned Parent Subsidiary and other than loans made in the ordinary course consistent with past practice to employees of Parent and its Subsidiaries.

            (d) Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

            Section 4.3 Authority. (a) Assuming the accuracy of section 3.17, Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, subject to (i) the approval by the stockholders of Parent, by the holders of a majority of the outstanding shares of Parent Common Stock, of an amendment to the Parent Articles to change the name of Parent at the Effective Time to a new name to be mutually agreed by Parent and the

Company prior to mailing the Joint Proxy /Prospectus (the "Charter Amendment"), and (ii) the approval by the stockholders of Parent, by a majority of the votes cast at the Parent Stockholders Meeting (as defined in Section 6.2(b)), of the Share Issuance (collectively, the "Parent Stockholder Approval"), and the filing of a related Certificate of Amendment with the Secretary of State of the State of Nevada. The execution and delivery of this Agreement by Parent and the consummation by Parent of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent and no stockholder votes are necessary to authorize this Agreement or to consummate such transactions, subject only to obtaining the Parent Stockholder Approval. This Agreement is the valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (b) The Board of Directors of Parent, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Parent Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement, the Merger, the Charter Amendment and the Share Issuance, and (iii) recommended that the stockholders of Parent approve the Share Issuance and the Charter Amendment and directed that the Share Issuance and the Charter Amendment be submitted for consideration by Parent's stockholders in accordance with this Agreement. Assuming the accuracy of section 3.17, the Parent Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby.

            (c) The Board of Directors of Parent has received the opinion of its financial advisors, Banc of America Securities LLC (the "Parent Financial Advisor"), dated the date, or shortly prior to the date, of this Agreement, to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a from a financial point of view, to Parent, copies of which opinion will be made available to the Company.

            Section 4.4 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate any provision of the Parent Articles, the Bylaws of Parent as in effect on the date hereof, or any equivalent organizational documents of any Parent Subsidiary, or (ii) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any Contract, Parent Permit or other instrument or obligation, except, with respect to clause
(ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            (b) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign Governmental Entity, except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Law, the rules and regulations of Nasdaq and pursuant to Section 1.2 hereof, the filing of a Certificate of Merger with the Delaware Secretary of State and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            Section 4.5 Permits; Compliance With Law. Each of Parent and the Parent Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances, and has submitted notices to, all Governmental Entities necessary for Parent or any Parent Subsidiary to own, lease and operate its properties or other assets and to carry on their respective businesses in the manner described in the Parent SEC Filings filed prior to the date hereof and as it is being conducted as of the date hereof (the "Parent Permits"), and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Parent Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, (a) any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (b) any Parent Permits, except, with respect to clauses
(a) and (b), for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of the Parent Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

            Section 4.6 SEC Filings; Financial Statements. (a) Parent has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2000 (collectively, the "Parent SEC Filings"). Each Parent SEC Filing (i) as of its date, complied or, if filed subsequent to the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, or, if filed subsequent to the date hereof, will not, at the time of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was, or will be, prepared in all material respects in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented, or will present, fairly the consolidated financial position, results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, have a Parent Material Adverse Effect). The books and records of Parent and the Parent Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements.

            (c) Except as and to the extent set forth on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as of December 31, 2001 included in Parent's Form 10-K for the year ended December 31, 2001, including the notes thereto (the "Parent Form 10-K"), neither Parent nor any consolidated Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2001, and (ii) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby that would not, individually or in the aggregate have a Parent Material Adverse Effect.

            Section 4.7 Absence of Certain Changes or Events. Since December 31, 2001, except as disclosed in the Parent Form 10-K or in Parent SEC Filings since December 31, 2001 through to the date of this Agreement, including the notes thereto, and except as specifically contemplated by, or as disclosed in, this Agreement, Parent and the Parent Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been (a) any change, circumstance or event that has had a Parent Material Adverse Effect; (b) any material change by Parent or the Parent Subsidiaries in accounting methods not required pursuant to generally accepted accounting principles or practices; (c) any declaration, setting aside or payment of any dividend or other distribution with respect to Parent's or any Parent Subsidiary's capital stock; (d) any split, combination or reclassification of Parent's or any Parent Subsidiary's capital stock or any issuance of or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or
(e) any revaluation by the Parent or any Parent Subsidiary of any of their assets having a Parent Material Adverse Effect.

            Section 4.8 Employee Benefit Plans. (a) Section 4.8(a) of the Parent Disclosure Letter sets forth a true and complete list of each "employee benefit plan" as defined in Section 3(3) of ERISA and any other material plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of Parent or any ERISA Affiliate, which are now, or with respect to any plan intended to be qualified under 401(a) of the Code, were within the past 6 years, maintained, sponsored or contributed to by Parent or any ERISA Affiliate, or under which Parent or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all material incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. Each "employee benefit plan" as defined in Section 3(3) of ERISA and each other material plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of Parent or any ERISA Affiliate, which are now, or were within the past 6 years, maintained, sponsored or contributed to by Parent or any ERISA Affiliate, or under which Parent or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all material incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements is hereinafter referred to as a "Parent Benefit Plan". Neither Parent, nor to the

Knowledge of Parent, any other person, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Parent Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code, the Health Insurance Portability and Accountability Act or any other applicable law. Parent has delivered or made available to the Company true, correct and complete copies of all Parent Benefit Plans (or, if not so delivered, has delivered or made available to the Company a written summary of their material terms), and, with respect thereto, all amendments, trust agreements, insurance Contracts, other funding vehicles, determination letters issued by the United States Internal Revenue Service (the "IRS"), the most recent annual reports (Form 5500 series) filed with the IRS, and the most recent actuarial report or other financial statement relating to such Parent Benefit Plan.

            (b) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Parent Benefit Plans as of the date of this Agreement have been timely made. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) with respect to the Parent Benefit Plans, no event has occurred and, to the Knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent could reasonably be expected to be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Parent Benefit Plans, ERISA, the Code or any other applicable Law, and (ii) neither Parent nor any ERISA Affiliate has any liability under ERISA Section 502.

            (c) Each Parent Benefit Plan that is intended to be qualified under
Section 401(a) of the Code has obtained or is the subject of a favorable determination letter from the IRS that the Parent Benefit Plan is so qualified and all related trusts are exempt from U.S. federal income taxation under
Section 501(a) of the Code, and, to the Knowledge of Parent, nothing has occurred, whether by action or by failure to act, which could be reasonably expected to cause the loss of such qualification or exemption. Except as would not reasonably be expected to result in material liability to Parent or a Parent ERISA Affiliate, (i) to the Knowledge of Parent there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Parent Benefit Plan, (ii) no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of Parent is threatened, against or with respect to any such Parent Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (iii) none of the assets of Parent or any Parent ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (iv) all Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (v) all contributions and payments to each Parent Benefit Plan are deductible under applicable Code sections including, as applicable, sections 162 or 404, and (vi) no excise Tax could be imposed upon Parent under Chapter 43 of the Code.

            (d) Neither Parent nor any of its ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any "employee pension benefit plan" (as defined in Section

3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or any "multiemployer plan" as defined in Section 3(37) of ERISA.

            (e) No amount that could be received (whether in cash or property or the vesting of property), in connection with the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of Parent or any of its Subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Parent Benefit Plan or otherwise may be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

            (f) Except as required by Law, no Parent Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. Parent and each ERISA Affiliate are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder, except as would not be reasonably expected to result in material liability to Parent or a Parent ERISA Affiliate.

            (g) Neither Parent nor any of its Subsidiaries, sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no United States source income outside of the United States.

            (h) Parent has delivered to the Company accurate W-2 information for the executive officers of Parent for the 2000 and 2001 calendar years.

            (i) Neither Parent nor any Parent Subsidiary is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated.

            (j) Parent has identified in Section 4.8(j) of the Parent Disclosure Letter and has made available to the Company true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to Parent or any Parent Subsidiary, (ii) all severance programs and policies of each of Parent and each Parent Subsidiary with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of each of Parent and each Parent Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions. Neither the execution and delivery of this Agreement or other related agreements, nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Parent or any Parent Subsidiary or Affiliate from Parent or any Parent Subsidiary or Affiliate under any Parent Benefit Plan or otherwise, (ii) significantly increase any benefits otherwise payable under any Parent Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any benefits, except as may be required by applicable law.

            Section 4.9 Contracts. Except as filed as exhibits to the Parent SEC Filings filed prior to the date of this Agreement, or as disclosed in Section
4.9 of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary is a party to or bound by any Contract (each a "Parent Material Contract") that (i) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) is with any Affiliate of Parent, other than any Contract (A) which is or has been fully performed and under which Parent has no continuing right, liability or obligation, or (B) that is otherwise disclosed on the Parent Disclosure Letter and marked with a footnote indicating that it is a Contract with an Affiliate of Parent, or (iii) limits or otherwise restricts Parent or any Parent Subsidiary or that would, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which Contracts would be material to Parent and its Subsidiaries (determined after giving effect to the Merger). To Parent's Knowledge, none of the contracts or agreements referred to in the foregoing clause (iii) would preclude the Company, the Surviving Corporation or Parent after Closing from engaging in any of its current activities or any of the Company's or Parent's planned activities. Copies of all the Contracts set forth in the Parent Disclosure Letter have heretofore been made available to Company and such copies are accurate and complete.

            Section 4.10 Litigation. Except as and to the extent disclosed in the Parent SEC Filings, including the notes thereto, filed prior to the date of this Agreement or as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary or for which Parent or any Parent Subsidiary is obligated to indemnify a third party that would have a Material Adverse Effect, and (b) neither Parent nor any Parent Subsidiary is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

            Section 4.11 Environmental Matters. Except as disclosed in the Parent Form 10-K or in Parent SEC Filings, including the notes thereto, since December 31, 2001 through to the date of this Agreement or as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

            (a) Parent and the Parent Subsidiaries (i) are in compliance with all applicable Environmental Laws, (ii) hold or have applied for all Environmental Permits necessary to conduct their current operations, and (iii) are in compliance with their respective Environmental Permits.

            (b) Neither Parent nor any Parent Subsidiary has received within the past five (5) years any written notice, demand, letter, claim or request for information alleging that Parent or any Parent Subsidiary may be in violation of, or liable under, any Environmental Law.

            (c) Neither Parent nor any Parent Subsidiary (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the Knowledge of Parent, no investigation, litigation or other proceeding is pending or threatened with respect thereto nor is there any reasonable basis for such investigation, litigation or other proceeding, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

            (d) To the Knowledge of Parent and Merger Sub without independent investigation, no event has occurred or condition exists on property owned or leased by Parent or Merger Sub and no operating practice is or has been employed by Parent or Merger Sub, that reasonably may be expected to give rise to liability on the part of Parent or Merger Sub for any losses, liabilities, damages, settlements, penalties, expenses or response costs arising under or on account of any Environmental Law.

            (e) None of the real property owned or leased by Parent or any Parent Subsidiary is listed or, to the Knowledge of Parent without independent investigation, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

            (f) To the Knowledge of Parent and Merger Sub, neither Parent nor Merger Sub has ever sent or transported or arranged to be sent or transported Hazardous Materials, or generated Hazardous Materials that were ultimately sent or transported, to a site that, pursuant to any applicable Environmental Law:
(i) has been placed on the "National Priorities list under CERCLA or any similar state or foreign list; or (ii) is otherwise designated or identified as a potential site for cleanup, remediation, closure or other environmental remedial activity.

            Section 4.12 Intellectual Property. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) Parent (or one of its Subsidiaries) has the full right, power and authority to grant all of the rights, title and interests in Parent Intellectual Property granted in this Agreement, (b) to Parent's knowledge, the Parent Patents are valid and enforceable, in whole or in part, and no allegation of invalidity or conflicting ownership or inventorship rights with respect to any Parent Patent has been received by Parent or any Parent Subsidiary from a third party, (c) no Parent Intellectual Property that is owned by Parent or any Parent Subsidiary is the subject of any pending or, to Parent's Knowledge, threatened action, suit, claim, investigation, arbitration, validity or enforceability challenge or other proceeding, (d) to Parent's Knowledge, no Parent Intellectual Property that is licensed by Parent is the subject of any pending or threatened action, suit, claim, investigation, arbitration, validity or enforceability challenge or other proceeding, (e) no person has given written notice to Parent or any Parent Subsidiary that Parent or any Parent Subsidiary is infringing or has infringed any patent, trademark, service mark, trade name, or copyright or design right or other intellectual property right of any third party, or that Parent or any Parent Subsidiary has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, (f) to Parent's Knowledge, the making, having made, using, selling, offering for sale, importing, exporting, manufacturing, marketing, licensing, reproduction, distribution or publishing by Parent of any process, machine, manufacture or product as embodied in Parent's currently existing business does not infringe any valid claim of any patent, trademark, service mark, trade name, copyright, design right, or other intellectual property right of any third party in the jurisdictions in which such making, using, selling, offering for sale, importing, exporting, manufacturing, marketing, licensing, reproduction, distribution, or publishing occurs, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party, (g) there exists no prior act or omission or current conduct or use by Parent, any Parent Subsidiary or, to the Knowledge of Parent, any third party that would invalidate, reduce or eliminate the enforceability or scope of any Parent Intellectual Property and (h) no Parent Intellectual Property is subject to any outstanding injunction, judgment, order or settlement and Parent has fully complied with, paid and otherwise satisfied all such obligations.

            Section 4.13 Taxes. (a) Each of Parent and the Parent Subsidiaries has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all material Tax Returns that it was required to file through the date hereof. All such Tax Returns are complete and accurate in all material respects. All Taxes shown as due on such Tax Returns have been paid. None of Parent nor any Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return. No claim has ever been made by an authority in a jurisdiction where any of Parent and the Parent Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

            (b) The unpaid Taxes of Parent and the Parent Subsidiaries (i) did not, as of the dates of the most recent financial statements contained in the Parent SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Parent and the Parent Subsidiaries in filing their Tax Returns. Since the date of the most recent financial statements, none of Parent and the Parent Subsidiaries has (x) engaged in any transactions or incurred any liability for Taxes other than in the ordinary course of business or (y) paid Taxes other than Taxes paid on a timely basis and in a manner consistent with past custom and practice.

            (c) No deficiencies for Taxes with respect to any of Parent and the Parent Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity. No audit or other proceeding for or relating to any liability in respect of Taxes of any of Parent or any Parent Subsidiary is being conducted by any Tax authority or Governmental Entity, and Parent and the Parent Subsidiaries have not received notification in writing that any such audit or other proceeding is pending. Parent has delivered or made available to the Company complete and accurate copies of federal, state and local income Tax Returns of each of Parent and the Parent Subsidiaries and their predecessors for the years ended December 31, 1999, 2000 and 2001, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of Parent and the Parent Subsidiaries or any predecessors since December 31, 1998, with respect to Taxes of any type. Neither Parent nor any of the Parent Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The are no liens for Taxes upon the assets of any of Parent and the Parent Subsidiaries (other than with respect to Permitted Liens for Taxes).

            (d) All material Taxes required to be withheld, collected or deposited by or with respect to each of Parent and the Parent Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax authority or other Governmental Entity.

            (e) Neither Parent nor any Parent Subsidiary is responsible for the Taxes of any person other than members of the affiliated group of which Parent is the common parent (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

            (f) Neither Parent nor any Parent Subsidiary is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar Contract or arrangement.

            (g) Neither Parent nor any Parent Subsidiary has been a party to any distribution occurring during the two years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable. None of the outstanding indebtedness of any of Parent and the Parent Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Section 163(i) or 163(l) or 279 of the Code or under any other provision of applicable law.

            (h) Neither Parent nor any Parent Subsidiary knows of any fact or circumstance or has taken, or failed to take, any action that could reasonably be expected to prevent the Transaction from qualifying as a reorganization within the meaning of Section 368 of the Code.

            Section 4.14 Insurance. Summaries of all material insurance policies maintained by Parent, including fire and casualty, general liability, product liability, business interruption and professional liability policies, have been made available to the Company.

            Section 4.15 Properties. Each of Parent and the Parent Subsidiaries has good and valid title to or a valid leasehold interest in all its properties and assets reflected on the most recent balance sheet contained in Parent's quarterly report on Form 10-Q that is part of the Parent SEC Filings or acquired after the date thereof, except for (a) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet, and (b) properties and assets the loss of which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            Section 4.16 Rights Agreement. Parent has taken all action necessary to cause the Rights Agreement to be amended so that neither the Company nor any of its affiliates or any stockholder of the Company executing a Voting Agreement shall become an "Acquiring Person", and no "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur, by reason of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated thereby.

            Section 4.17 Brokers. No broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any

Parent Subsidiary. Prior to the date hereof, Parent has accurately described to the Company Parent's arrangements with, and the fees that may be paid by Parent to, the Parent Financial Advisor relating to the Merger.

            Section 4.18 Ownership of Merger Sub; No Prior Activities. (a) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of Parent.

            (b) Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate such transactions. This Agreement is the valid and binding agreement of Merger Sub enforceable against Merger sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (c) The execution and delivery of this Agreement by Merger Sub do not, and the performance of this Agreement by Merger Sub Parent will not, conflict with or violate any provision of the certificate of incorporation or by-laws of Merger Sub.

            (d) Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

            (e) Merger Sub does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any other corporation or (B) any participating interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity.

            Section 4.19 Interested Stockholder. As of the date hereof (without giving effect to the execution and delivery of any Voting Agreement(s) executed and delivered in connection herewith), neither Parent nor any Parent Subsidiary is an interested stockholder of the Company within the meaning of Section 203 of the DGCL.

            Section 4.20 Certain Regulatory Matters. (a) Parent has made available to the Company (i) all written communications and all memoranda regarding any oral communications relating to Alfimeprase between Parent and the Food and Drug Administration ("FDA") or any other Governmental Entity, and (ii) to Parent's Knowledge, all written communications and all memoranda regarding any oral communications relating to Alfimeprase between Amgen and the FDA or any other Governmental Entity, in each case that describe matters that would have a Parent Material Adverse Effect attributable to any contemplated compound, product or product line of Parent.

            (b) Parent has filed with the FDA and all applicable state and local regulatory bodies for and received approval of all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary to conduct the business of Parent as currently conducted, the absence of which would, individually or in the aggregate, have a Parent Material Adverse Effect. Parent is, and at all relevant times has been, in compliance with all such registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations, except where the failure to be in compliance would not, individually or in the aggregate, have a Parent Material Adverse Effect. To Parent's Knowledge, any third party which is a manufacturer for Parent or Amgen with respect to Alfimeprase is, and at all relevant times has been, in compliance in all material respects with all FDA and Public Health Services ("PHS") registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations insofar as the same pertain to the manufacture of Alfimeprase. Parent is, and at all relevant times has been, with respect to the development of Alfimeprase, in compliance in all material respects with all material FDA, PHS, state and local rules, regulations, guidelines and policies, including, but not limited to, material FDA, state and local rules, regulations and policies relating to good manufacturing practice, good laboratory practice and good clinical practice; and Parent has no reason to believe that any party granting any such registration, application, license, request for exemption, permit or other authorization is considering limiting, suspending or revoking the same and knows of no basis for any such limitation, suspension or revocation.

            (c) The human clinical trials, animal studies and other preclinical tests relating to Alfimeprase conducted by Parent or in which Parent has participated, and such studies and tests conducted on behalf of Parent, were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, informed consents, procedures and controls generally used by qualified experts in the preclinical or clinical study of products comparable to Alfimeprase and other biologics subject to regulation by the FDA. Neither Parent, nor any agent or representative of Parent nor, to the Knowledge of Parent, any of its licensees and assignees of Parent Intellectual Property, has received any notices or correspondence from the FDA or any other Governmental Entity requiring the termination, suspension or modification (other than such modifications as are customary in the regulatory process) of any animal studies, preclinical tests or clinical trials relating to Alfimeprase conducted by or on behalf of Parent or, to the Knowledge of Parent, such licensees and assignees of Parent Intellectual Property, or in which Parent or, to the Knowledge of Parent, such licensees and assignees of Parent Intellectual Property, have participated. To Parent's Knowledge, no clinical investigator acting for Parent with respect to Alfimeprase has been or is now, or is threatened to become, the subject of any disbarment or disqualification proceedings by any regulatory agency.

            (d) To Parent's Knowledge, the human clinical trials, animal studies and other preclinical tests relating to Alfimeprase conducted by Amgen or in which Amgen has participated, and such studies and tests conducted on behalf of Amgen, were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, informed consents, procedures and controls generally used by qualified experts in the preclinical or clinical study of products comparable to Alfimeprase and other biologics subject to regulation by the FDA. To Parent's Knowledge neither Amgen, nor any agent or representative of Amgen, has received any notices or correspondence from the FDA or any other Governmental Entity requiring the termination, suspension or modification (other than such modifications as are customary in the regulatory process) of any animal studies, preclinical tests or clinical trials relating to Alfimeprase conducted by or on behalf of Amgen or in which Amgen has participated. To Parent's Knowledge, no clinical investigator acting for Amgen with respect to Alfimeprase has been or is now, or is threatened to become, the subject of any disbarment or disqualification proceedings by any regulatory agency.

                                   ARTICLE 5.
                                    COVENANTS

            Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically permitted by any other provision of this Agreement, or unless the President and Chief Executive Officer of Parent shall otherwise consent in writing, the Company shall, and shall cause each Company Subsidiary to, (x) maintain its existence in good standing under applicable Law, (y) subject to the restrictions set forth in this Section 5.1, conduct its operations only in the ordinary and usual course of business consistent with past practice and (z) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and, to preserve the current relationships of the Company and the Company Subsidiaries with their customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary in order to preserve substantially intact its business organization. In addition, without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically permitted by any other provision of this Agreement, the Company shall not and shall not permit any of its Subsidiaries to (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company and its Subsidiaries), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

            (a) amend or otherwise change its articles or certificate of incorporation or bylaws or equivalent organizational documents;

            (b) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or other rights of any kind to acquire any shares of such capital stock or other Equity Interests of the Company or any Company Subsidiary, except that the Company may issue shares of Company Common Stock pursuant to the Company ESPP or upon exercise of Company Options outstanding on the date hereof;

            (c) (i) sell, pledge, dispose of, transfer, lease, license, or encumber any material property or assets (other than Company Intellectual Property) of the Company or any Company Subsidiary, except (A) sales, pledges, dispositions, transfers, leases, licenses or encumbrances pursuant to and in accordance with the terms of existing Contracts, or (B) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of property or assets by the Company or a Company Subsidiary in the ordinary course of business but not to exceed an aggregate value for all such sales, pledges, dispositions, transfers, leases, licenses and encumbrances of $500,000; (ii) sell, pledge, dispose of, transfer, lease, license, abandon, fail to maintain or encumber any Company Intellectual Property, except sales, pledges, dispositions, transfers, leases, licenses, abandonments, failures to maintain or encumbrances in the ordinary course of business which will not materially impair the conduct of the Company's business; (iii) enter into any Contract or series of related Contracts, or any amendment or series of related amendments of one or more Contracts, involving aggregate receipts, payments or expenses (direct, contingent or otherwise) in excess of $500,000; or (iv) enter into any material commitment or transaction outside the ordinary course of business consistent with past practice;

            (d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company or enter into any agreement with respect to the voting of the capital stock of the Company;

            (e) (i) reclassify, combine, split or subdivide any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

            (f) (i) incur any indebtedness for borrowed money (other than short term debt incurred in the ordinary course of business consistent with past practice) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money, (ii) terminate, cancel, or agree to any material and adverse change in, any Company Material Contract, (iii) make or authorize any capital expenditure materially in excess of the Company's budget as disclosed to Parent prior to the date hereof,
(iv) make or authorize any material loan to any person (other than a Company Subsidiary) outside the ordinary course of business and consistent with past practice, or (v) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Parent or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

            (g) except as may be required by contractual commitments with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.8 of the Company Disclosure Letter, (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices and methodologies in salaries or wages of officers and/or employees of the Company or any Company Subsidiary), (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary (other than with respect to newly appointed directors and newly hired employees in accordance with past practices of the Company or any Company Subsidiary, provided that any such agreements shall not provide for the payment of any severance or termination pay as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby), (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee, except to the extent required by applicable Law, or (iv) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan or Company Option;

            (h) make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

            (i) except in the ordinary course of business consistent with past practice, make any material Tax election or settle or compromise any material liability for Taxes, change any annual Tax accounting period, change any method of Tax accounting, file any amended material Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

            (j) subject to Section 6.4(g), modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party and which relates to a business combination involving the Company;

            (k) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, other than in the ordinary course of business or except as required by GAAP;

            (l) subject to Section 6.4(g), take any action to render inapplicable, or to exempt any third party from any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

            (m) acquire, or agree to acquire, from any Person any assets (not including Intellectual Property), operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except in connection with capital expenditures permitted hereunder and except for acquisitions of inventory and other assets (not including Intellectual Property) in the ordinary course of business or, which, individually or in the aggregate, would not be reasonably expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

            (n) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

            (o) adopt a stockholder rights agreement, or "poison pill";

            (p) acquire, or agree to acquire, from any Person, any Intellectual Property, except in the ordinary course of business consistent with past practice (including in size and nature); or

            (q) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

            Section 5.2 Conduct of Business by Parent Pending the Closing. Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Parent Disclosure Letter or as specifically permitted by any other provision of this Agreement, or unless the Chief Business Officer of the Company shall otherwise consent in writing, Parent shall, and shall cause each Parent Subsidiary to, (x) maintain its existence in good standing under applicable Law, (y) subject to the restrictions set forth in this
Section 5.2, conduct its operations only in the ordinary and usual course of business consistent with past practice and (z) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of Parent and each Parent Subsidiary and to preserve the current relationships of Parent and the Parent Subsidiaries with their customers, suppliers and other persons with which Parent or any Parent Subsidiary has significant business relations as is reasonably necessary in order to preserve substantially intact its business organization. In addition, without limiting the foregoing, except as set forth in Section 5.1 of the Parent Disclosure Letter or as specifically permitted by any other provision of this Agreement, Parent shall not and shall not permit any of its Subsidiaries to (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent and its Subsidiaries), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company:

            (a) amend or otherwise change its articles or certificate of incorporation (other than the Charter Amendment) or bylaws or equivalent organizational documents;

            (b) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, Parent or any Parent Subsidiary of any class, or other rights of any kind to acquire any shares of such capital stock or other Equity Interests of Parent or any Company Subsidiary, except that Parent may issue shares of Parent Common Stock pursuant to Parent's Employee Stock Purchase Plan or upon exercise of Parent Options outstanding on the date hereof;

            (c) (i) sell, pledge, dispose of, transfer, lease, license, or encumber any material property or assets (other than Parent Intellectual Property) of Parent or any Parent Subsidiary, except (A) sales, pledges, dispositions, transfers, leases, licenses or encumbrances pursuant to and in accordance with the terms of existing Contracts, or (B) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of property or assets by Parent or a Parent Subsidiary in the ordinary course of business but not to exceed an aggregate value for all such sales, pledges, dispositions, transfers, leases, licenses and encumbrances of $500,000; (ii) sell, pledge, dispose of, transfer, lease, license, abandon, fail to maintain or encumber any Parent Intellectual Property, except sales, pledges, dispositions, transfers, leases, licenses, abandonments, failures to maintain or encumbrances in the ordinary course of business which will not materially impair the conduct of Parent's business; (iii) enter into any Contract or series of related Contracts, or any amendment or series of related amendments of one or more Contracts, involving aggregate receipts, payments or expenses (direct, contingent or otherwise) in excess of $500,000; or (iv) enter into any material commitment or transaction outside the ordinary course of business consistent with past practice;

            (d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Parent or enter into any agreement with respect to the voting of the capital stock of Parent;

            (e) (i) reclassify, combine, split or subdivide any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

            (f) (i) incur any indebtedness for borrowed money (other than short term debt incurred in the ordinary course of business consistent with past practice) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Parent Subsidiary) for borrowed money, except for indebtedness for borrowed money under Parent's existing credit facilities or replacement credit facilities in an aggregate amount not materially larger than Parent's existing credit facilities, (ii) terminate, cancel, or agree to any material and adverse change in, any Parent Material Contract, (iii) make or authorize any capital expenditure materially in excess of Parent's budget as disclosed to the Company prior to the date hereof, (iv) make or authorize any material loan to any person (other than a Parent Subsidiary) outside the ordinary course of business and consistent with past practice, or (v) enter into any agreement or arrangement that limits or otherwise restricts Parent or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict the Surviving Corporation or any of its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area;

            (g) except as may be required by contractual commitments with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 4.8 of the Parent Disclosure Letter, (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices and methodologies in salaries or wages of officers and/or employees of Parent or any Parent Subsidiary), (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Parent or any Parent Subsidiary (other than with respect to newly appointed directors and newly hired employees in accordance with past practices of Parent or any Parent Subsidiary, provided that any such agreements shall not provide for the payment of any severance or termination pay as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby), (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee, except to the extent required by applicable Law, or (iv) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Parent Benefit Plan or Parent Option;

            (h) make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

            (i) except in the ordinary course of business consistent with past practice, make any material Tax election or settle or compromise any material liability for Taxes, change any annual Tax accounting period, change any method of Tax accounting, file any amended material Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

                  (j) subject to Section 6.4(g), modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Parent is a party and which relates to a business combination involving Parent;

                  (k) write up, write down or write off the book value of any assets, individually or in the aggregate, for Parent and the Parent Subsidiaries taken as a whole, other than in the ordinary course of business or except as required by GAAP;

                  (l) subject to Section 6.4(g), take any action to render inapplicable, or to exempt any third party from any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

                  (m) acquire, or agree to acquire, from any Person any assets (not including Intellectual Property), operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except in connection with capital expenditures permitted hereunder and except for acquisitions of inventory and other assets (not including Intellectual Property) in the ordinary course of business or, which, individually or in the aggregate, would not be reasonably expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

                  (n) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

                  (o) acquire, or agree to acquire, from any Person, any Intellectual Property, except in the ordinary course of business consistent with past practice (including in size and nature);

                  (p) except in connection with a Superior Proposal pursuant to
Section 6.4, amend or otherwise change the Rights Agreement; or

                  (q) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Notwithstanding anything in this Section 5.2 or elsewhere in this Agreement to the contrary, nothing in this Agreement shall be deemed to prevent Parent from issuing Parent Common Stock and/or warrants for the purchase of Parent Common Stock in one or more financings where the aggregate number of shares of Parent Common Stock so issued is less than 4,607,171 (each an "Approved Financing"); provided, that the terms and conditions of any Approved Financing shall not in any way (i) require Parent to obtain the consent of any purchaser thereof in order to consummate the Merger and the other transactions contemplated hereby, other than with respect to the amendment of contracts required by such Approved Financing; provided, however, that no such amendment shall incorporate any terms or conditions requiring the consent of a purchaser thereof in order to consummate the Merger and the other transactions contemplated hereby, and (ii) restrict Parent's actions with respect to its business, operations or financial dealings, each as presently conducted or as proposed to be conducted; provided, further, that Parent will not, directly or indirectly, consummate any Approved Financing unless (i) prior thereto Parent shall have delivered to the Company a written notice of its intention to effect such Approved Financing, describing in reasonable detail the proposed terms of such Approved Financing, and

(ii) either (A) the Company shall not have notified Parent in writing by 2.00 p.m. (New York City time) on the fifth business day after its receipt of such notice of the Company's bona fide election, which election shall represent a commitment of the Company to provide, subject to negotiation in good faith of mutually acceptable documentation, financing to Parent on substantially similar terms set forth in such notice, or (B) following Parent's receipt of the Company's election, the Company shall have failed to negotiate such documentation in good faith and to consummate such financing as soon as commercially practicable.

                  Section 5.3 Tax-Free Reorganization Treatment. (a) Neither Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that would disqualify the Transaction as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use their reasonable best efforts, and shall cause their respective Subsidiaries to use their reasonable best efforts, to take or cause to be taken any action that would cause the Transaction to qualify as a reorganization within the meaning of Section 368(a) of the Code.

                  (b) Each of the Company and Parent shall report the Transaction as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a "determination" within the meaning of
Section 1313(a) of the Code.

                  Section 5.4 Control of Other Party's Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of the Parent prior to the consummation of the Merger. Prior to the consummation of the Merger, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE 6.
                              ADDITIONAL AGREEMENTS

                  Section 6.1 Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the Company Stockholders' Meeting and Parent Stockholders' Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement") and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement"; the prospectus contained in the Registration Statement together with the Proxy Statement, the "Joint Proxy/Prospectus"), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company as Merger Consideration. Each of Parent and the Company shall use reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action reasonably required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as reasonably practicable after the

Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company and Parent shall mail the Joint Proxy/Prospectus to their respective stockholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing the Joint Proxy/Prospectus in light of the date set for the Company Stockholders' Meeting and the Parent Stockholders' Meeting. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company or Parent, and no filing of, or amendment or supplement to, the Registration Statement shall be made by Parent, in each case, without the prior written consent of the Company, such consent not to be unreasonably withheld. Parent and the Company each shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                  (b) The information supplied by the Company and Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at
(i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (iv) the time of the Company Stockholders' Meeting and (v) the time of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent, or any of their respective Subsidiaries, or their respective officers or directors, is discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other party. All documents that either the Company or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

                  Section 6.2 Stockholders' Meetings. (a) The Company shall duly call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as reasonably practicable in accordance with applicable Law, its Certificate of Incorporation and By-laws following the date the Registration Statement becomes effective and the Proxy Statement is cleared by the SEC and after coordination with Parent, (provided that the Company shall not be required to hold the Company Stockholders' Meeting prior to the date of the Parent Stockholders' Meeting), for the purpose of voting upon the adoption and approval of this Agreement. In connection with the Company Stockholders' Meeting and the transactions contemplated hereby, the Company will (i) subject to applicable Law, use its reasonable best efforts (including postponing or adjourning the Company Stockholders' Meeting to obtain a quorum or to solicit additional proxies, but for no other reason without the prior consent of Parent, such consent not to be unreasonably withheld) to obtain the necessary approvals by its stockholders of this Agreement, the Merger and the other transactions contemplated hereby, and (ii) otherwise comply with all legal requirements applicable to the Company Stockholders' Meeting. Except where to do so would, in the good faith determination of the Board of Directors of the Company, result in a breach of its fiduciary duties to stockholders, the Board of Directors of the Company shall recommend approval of this Agreement and the Merger by the stockholders of the Company (the "Company Recommendation") and shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy /Prospectus shall contain such recommendation; provided, that in no event shall the Company fail to submit this Agreement and the Merger to its stockholders, regardless of whether or not the Board of Directors of the Company takes any action permitted by Section 6.4 hereof.

                  (b) Parent shall duly call and hold a meeting of its stockholders (the "Parent Stockholders' Meeting") as promptly as reasonably practicable in accordance with applicable Law, its Certificate of Incorporation and By-laws following the date the Registration Statement becomes effective and the Proxy Statement is cleared by the SEC and after coordination with the Company (provided that the Parent shall not be required to hold the Parent Stockholders' Meeting prior to the date of the Company Stockholders' Meeting), for the purpose of voting upon the approval of the Share Issuance and the Charter Amendment. In connection with the Parent Stockholders' Meeting and the transactions contemplated hereby, Parent will (i) subject to applicable Law, use its reasonable best efforts (including postponing or adjourning the Parent Stockholders' Meeting to obtain a quorum or to solicit additional proxies, but for no other reason without the prior consent of Parent, such consent not to be unreasonably withheld) to obtain the necessary approvals by its stockholders of the Share Issuance and the Charter Amendment and (ii) otherwise comply with all legal requirements applicable to the Parent Stockholders' Meeting. Except where to do so would, in the good faith determination of the Board of Directors of Parent, result in a breach of its fiduciary duties to stockholders, the Board of Directors of Parent shall recommend the approval of the Share Issuance and the Charter Amendment by the stockholders of Parent (the "Parent Recommendation") and shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy/Prospectus shall contain such recommendation; provided, that in no event shall Parent fail to submit the Charter Amendment to its stockholders, regardless of whether or not the Board of Directors of Parent takes any action permitted by Section 6.4 hereof; provided, further, that nothing herein shall be deemed to limit the fiduciary duty of disclosure of the Board of Directors of Parent.

                  Section 6.3 Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Parent or any of their respective Subsidiaries is a party (which such person shall use reasonable best efforts to cause the counterparty to waive) from the date of this Agreement to the Effective Time, the Company and Parent shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, "Representatives") to (a) provide to the other party and its respective Representatives access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (b) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.3 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement or the conditions to the obligations to consummate the Merger. With respect to the information disclosed pursuant to this Section 6.3, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the confidentiality agreement, dated May 24, 2002, previously executed by the Company and Parent (the "Confidentiality Agreement").

                  Section 6.4 No Solicitation of Transactions. (a) Each of the Company and Parent agrees that neither it nor any of its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' Representatives not to, directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (except to the extent specifically permitted pursuant to this Section 6.4), (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to notify such person as to the existence of these provisions (except to the extent specifically permitted pursuant to this Section 6.4), (iv) approve, endorse or recommend any Acquisition Proposal with respect to it (except to the extent specifically permitted pursuant to this Section 6.4), or (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby (except for confidentiality agreements specifically permitted pursuant to Section 6.4(c)). Except as permitted by
Section 6.4(c) hereof and subject to compliance with its terms, each of the Company and Parent shall immediately terminate, and shall cause its Subsidiaries and its and its Subsidiaries' Representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal. Each of the Company and Parent shall immediately demand that each person which has heretofore executed a confidentiality agreement with it or any of its Affiliates or Subsidiaries or any of its or its Affiliates' or Subsidiaries' Representatives with respect to such person's consideration of a possible Acquisition Proposal to immediately return or destroy (which destruction shall be certified in writing by such person to such party hereunder) all confidential information heretofore furnished by such party or any of its Affiliates or Subsidiaries or any of its or its Affiliates' or Subsidiaries' Representatives to such person or any of such person's Affiliates or Subsidiaries or any of such person's or such person's Affiliates' or Subsidiaries' Representatives.

                  (b) Promptly, but in any event within twenty-four (24) hours, after receipt of any Acquisition Proposal by the Company or Parent, or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, such party shall provide the other party with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry, and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry by the Company or Parent, it shall promptly keep the other party hereunder informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to it a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

                  (c) If, prior to the Company Stockholders Meeting in the case of the Company or Parent Stockholders Meeting in the case of Parent, either the Company or Parent receives an

Acquisition Proposal (for purposes of the procedures set forth in this Section 6.4(c), any Acquisition Proposal received prior to the date hereof and which is still outstanding as of the date hereof shall be deemed to have been received immediately after execution and delivery hereof) which (i) constitutes a Superior Proposal or (ii) which its Board of Directors in good faith concludes proposes consideration that is more favorable to its stockholders than the transactions contemplated by this Agreement and which could reasonably be expected to result in a Superior Proposal in all other respects, it shall promptly, but in any event in less than 3 days, provide to the other party hereunder written notice that shall state expressly (A) that it has received an Acquisition Proposal which constitutes a Superior Proposal or which could reasonably be expected to result in a Superior Proposal, and (B) the identity of the party making such Acquisition Proposal and the material terms and conditions of the Acquisition Proposal (the "Superior Proposal Notice") and may then take the following actions:

                    (1) furnish nonpublic information to the third party making such Acquisition Proposal, provided, that (x) prior to so furnishing, the furnishing party receives from the third party an executed confidentiality agreement containing terms no more favorable to the third party than the terms under the Confidentiality Agreement and customary standstill provisions, and (y) contemporaneously with furnishing any such nonpublic information to such third party, the furnishing party furnishes a copy of such nonpublic information to the other party hereunder (to the extent such nonpublic information has not been previously so furnished); and

                    (2) engage in negotiations with the third party with respect to the Acquisition Proposal.

                  (d) For a period of not less than five Business Days after receipt by a party from the other party of each Superior Proposal Notice, the other party shall, if requested by the receiving party, negotiate in good faith with the receiving party to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal.

                  (e) In response to the receipt of a Superior Proposal that has not been withdrawn and continues to constitute a Superior Proposal after compliance by the party receiving the Superior Proposal with Section 6.4(d), the Board of Directors of such party may withhold or withdraw the Company Recommendation or the Parent Recommendation, as the case may be, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors or a committee thereof, a "Change of Recommendation"), if both of the following conditions in Sections 6.4(e)(i) and 6.4(e)(ii) are met:

                    (i) the Company Stockholders' Meeting or the Parent Stockholders' Meeting, as the case may be, has not occurred; and

                    (ii) the Board of Directors of such party has concluded in good faith, following consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation would result in a breach of its fiduciary obligations to its stockholders under applicable Law.

                  (f) Each of the Company and Parent agrees that it shall not submit to the vote of its stockholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so. Nothing contained in this Agreement shall be deemed to restrict the Company or Parent from complying with Rules 14d-9 or 14e-2 under the Exchange Act or be deemed to restrict the Company or Parent from making such other disclosures as may be required by federal securities laws or applicable fiduciary duties.

                  (g) Notwithstanding anything to the contrary contained in this Agreement, the prohibitions contained in Sections 5.l(j), 5.1(l), 5.2(j) and 5.2(l) shall not be applicable with respect to a Person who has submitted a Superior Proposal to the Company or Parent, as the case may be.

                  Section 6.5 Reasonable Best Efforts. (a) The Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required (A) to be obtained or made by Parent or the Company or any of their Subsidiaries, (B) to avoid any action or proceeding by any Governmental Entity in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (C) to prevent a Company Material Adverse Effect or a Parent Material Adverse Effect from occurring prior to or after the Effective Time, and
(iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act, any other applicable federal or state securities Laws, and any other applicable Law. Parent and the Company shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall have the right to review and approve in advance, such approval not to be unreasonably withheld, all the information relating to the other party and its Subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. The Company and Parent may, as each deems reasonably advisable and necessary, designate any competitively sensitive information provided to the other under this Section 6.5 as "outside counsel only." Such information shall be given only to outside counsel of the recipient. In addition, the Company and Parent may redact any information from such documents shared with the other party or its counsel that is not pertinent to the subject matter of the filing or submission.

                  (b) Subject to the proviso contained in the following sentence of this Section 6.5(b), the Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any non-governmental third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (ii) required to be disclosed in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, or (iii) required to prevent a Company Material Adverse Effect or a Parent Material Adverse Effect from occurring prior to or after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.5(b), such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent; provided that no obligation to make a material payment or grant a material right not conditioned upon the consummation of the Merger shall be imposed by this Section 6.5(b).

                  (c) Parent shall use commercially reasonable efforts to (i) obtain from those persons listed on Section 6.5(c)(i) of the Parent Disclosure Letter, each of whom acquired those warrants to purchase Parent Common Stock ("PIPE Warrants") set forth opposite such person's name on Section 6.5(c)(i) of the Parent Disclosure Schedule, a written amendment or waiver to each PIPE Warrant held by such person providing that neither the Merger nor the Transaction constitutes a Change of Control as defined in Section 9(c) of such PIPE Warrant, and (ii) obtain from Affymetrix, Inc., a Delaware corporation ("Affymetrix"), a written amendment or waiver to the promissory note, dated November 13, 2001, in the aggregate principal amount of $4 million (the "Note"), made by Parent and held by Affymetrix, providing that neither the Merger nor the Transaction constitutes a Change in Control as defined in the Note.

                  Section 6.6 Certain Notices. From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other party of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

                  Section 6.7 Public Announcements. Parent and the Company shall consult with and obtain the approval of the other party before issuing any press release or other public announcement with respect to the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by applicable law or any listing agreement related to the trading of the shares of either party on any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal non-public information regarding the other party.

                  Section 6.8 Nasdaq Listing. Parent shall use reasonable best efforts to cause the Parent Common Stock to be issued in the Merger and to be reserved for issuance upon the

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
exercise of converted Company Options to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Date.

                  Section 6.9 Employee Benefit Matters. (a) With respect to each benefit plan of Parent ("Parent Benefit Plan") in which employees of the Company and its Subsidiaries ("New Parent Employees") subsequently participate, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Benefit Plan. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Parent Benefit Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Company Benefit Plan. New Parent Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Benefit Plan for the plan year in which the Effective Time occurs.

                  (b) At the request of Parent, the Company shall terminate any and all 401(k) plans of the Company, effective not later than the day immediately preceding the Closing Date. In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of Company's Board of Directors (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Closing Date.

                  Section 6.10 Indemnification of Directors and Officers. (a) Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company or any of its Subsidiaries to the fullest extent permitted by applicable Law for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) in their capacities as such whether pursuant to a Company's Certificate of Incorporation, By-laws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company's Certificate of Incorporation, By-laws and such individual indemnity agreements from the Effective Time until the later of (i) the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions or (ii) in the case of any claims made prior to the expiration of the applicable statute of limitations, the final disposition of such claims.

                  (b) For six years from the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause to be maintained in effect for the benefit of the Company's directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time (the "D&O Insurance") covering each such person currently covered by the officers' and directors' liability insurance policies of the Company on terms with respect to coverage and in amounts no less favorable than those of the

Company's policies in effect on the date hereof; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of $1,250,000; provided, further, that if the annual premiums of such insurance coverage exceed $1,250,000, Parent shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                  (c) Parent shall, and shall cause the Surviving Corporation to, cause to be maintained in effect in the Surviving Corporation's (or any successor's) Certificate of Incorporation and Bylaws provisions with respect to indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in the Company Certificate and the Company Bylaws as in effect on the date hereof. The obligations of Parent and the Surviving Corporation under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this
Section 6.10 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section
6.10 applies shall be third party beneficiaries of this Section 6.10).

                  (d) The provisions of this Section 6.10 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                  Section 6.11 Tax Treatment. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation
Section 1.368-2(g).

                  Section 6.12 Affiliate Letters. (a) The Company shall, promptly after the date hereof and prior to the mailing of the Joint Proxy/Prospectus, deliver to Parent a list setting forth the names of all persons the Company expects to be, at the time of the Company Stockholders' Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing the list. The Company shall use reasonable best efforts to cause each person who is identified as an affiliate in the list furnished or supplemented pursuant to this Section 6.12 to execute a written agreement, promptly following the date hereof, in substantially the form of Exhibit 6.12 hereto.

                  (b) Parent shall, at all times during the two (2) year period beginning on the Closing Date, whether or not it is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, comply with the current public information requirements of Rule 144(c)(1) promulgated under the Securities Act.

                  Section 6.13 Section 16 Matters. Prior to the Effective Time:
(a) the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act (together with the rules and regulations thereunder, "Section 16"), of shares of Parent Common Stock or options to purchase shares of Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16; and (b) the Board of Directors of the Company or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of
Section 16 of shares of Company Common Stock or Company Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

                  Section 6.14 Registration of Parent Common Stock. (a) Registrable Shares. For purposes of this Section, "Registrable Shares" shall mean the shares of Parent Common Stock issued to the Company Stockholders in accordance with Section 2.1 of this Agreement and held by Affiliate Stockholders (as defined below) together with (i) any securities issued or issuable to the Affiliate Stockholders upon the exchange of any such Parent Common Stock and
(ii) any other security issued as a dividend or other distribution with respect to such Parent Common Stock.

                  (b) Required Registration; Additional Obligations of Parent.
(i) As soon as practicable, but in any event not more than thirty (30) days after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-3 or other comparable form which form Parent is eligible to use, covering the resale of the Registrable Shares held by those Company Stockholders who are affiliates (as defined in the Securities Exchange
Act) of the Company as of the Effective Time, but not affiliates of Parent after the Effective Time, or their permitted distributees (collectively, "Affiliate Stockholders"). Parent shall cause the Registration Statement on Form S-3 (the "Resale Registration Statement") and all registrations, qualifications and compliances (including, without limitation, obtaining appropriate qualifications under applicable state securities or Blue Sky laws and compliance with any other applicable governmental requirements or regulations) as the Affiliate Stockholders may reasonably request and that would permit or facilitate the sale of Registrable Shares to become effective as soon as practicable and in any event within ninety (90) days after the Effective Time. Notwithstanding the foregoing, Parent shall not be deemed to be in violation of this paragraph as a result of any delays caused by the SEC or the Company Stockholders, or as a result of compliance with Rule 3-12 of Regulation S-X.

                    (ii) Parent shall (i) furnish to each Affiliate Stockholder, such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each Affiliate Stockholder may reasonably request in order to effect the offering and sale of the shares of Parent Common Stock to be offered and sold, but only while Parent shall be required under the provisions of this Agreement to cause the Resale Registration Statement to remain current; (ii) notify each Affiliate Stockholder upon the happening of any event as a result of which the prospectus included in the Resale Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in the light of the circumstances then existing and thereafter promptly take action to correct the misstatement or omission; (iii) so long as the Resale Registration Statement remains effective, promptly furnish to each Affiliate Stockholder such number of copies of any supplement, to such prospectus as may have been filed by Parent; (iv) notify each Affiliate Stockholder, shortly after it shall receive notice thereof, of the date and time the Resale Registration Statement and each post-effective amendment thereto has become effective or a supplement to any prospectus forming a part of the Resale Registration Statement has been filed;

(v) notify each Affiliate Stockholder promptly after it obtains knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Resale Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

                  (c) Effectiveness; Suspension Right. (i) From and after the effectiveness of the Resale Registration Statement as contemplated by Section 6.14(b), Parent will use its best efforts to maintain such effectiveness and other applicable registrations, qualifications and compliances until the earlier of (A) such time as all of the Registrable Shares have been sold by the Affiliate Stockholders, or (B) two (2) years after the Effective Date (the "Registration Effective Period"), and from time to time Parent will amend or supplement the Resale Registration Statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act, the Exchange Act and any applicable state securities statute or regulation, subject to the following limitations and qualifications.

                    (ii) Following the Registration Statement Effective Date, the Affiliate Stockholders will be permitted, subject to the Suspension Right (as defined in paragraph (iii) below) to offer and sell Registrable Shares during the Registration Effective Period pursuant to the Resale Registration Statement provided that the Resale Registration Statement remains effective and no stop order or suspension of the use of the Resale Registration Statement has been imposed by the SEC.

                    (iii) Subject to the provisions of this Section 6.14, Parent shall have the right at any time to require that the Affiliate Stockholders suspend further open market offers and sales of Registrable Shares whenever, and for so long as, in the reasonable judgment of Parent after consultation with counsel there is in existence material undisclosed information or events with respect to Parent (the "Suspension Right"). In the event Parent exercises the Suspension Right, such suspension will continue for that minimal period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Parent and its stockholders or until such time as the information or event is no longer material, each as determined in good faith by Parent after consultation with counsel. Parent will promptly give the Affiliate Stockholders notice of any such suspension and will use its best efforts to limit the length of the suspension to ten (10) days. Notwithstanding any other provision of this
Section 6.14, such suspension shall not be exercised more than three (3) times during any twelve month period or for an aggregate of more than sixty (60) days during any twelve month period. In addition, during any period when a suspension is in effect hereunder, Parent will suspend the use of, and not file, any other registration statements.

                  (d) Expenses. Parent shall bear all costs and expenses of registration under this Section 6.12, including, without limitation, printing expenses, legal fees and disbursements of counsel for Parent, legal fees and disbursements of one counsel for the Affiliate Stockholders in an aggregate amount not in excess of $15,000, Blue Sky expenses, accounting fees and filing fees, but excluding underwriting commissions or similar charges in connection with the resale of the Registrable Shares.

                  Section 6.15 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky Laws of all jurisdictions that are applicable to the issuance of the Parent Common Stock in connection with the Merger. Company shall use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and Blue Sky Laws of all jurisdictions that are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

                                   ARTICLE 7.
                               CLOSING CONDITIONS

                  Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

                  (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC.

                  (b) Stockholder Approval. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

                  (c) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment or injunction or order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

                  (d) Consents and Approvals. Other than the filing provided for under Section 1.2, all consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, would have a Parent Material Adverse Effect (determined, for purposes of this clause, after giving effect to the Merger), shall have been obtained; provided, however, that the provisions of this Section 7.1(d) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.5 shall have been the cause of, or shall have resulted in, the failure to obtain such consent, approval or authorization.

                  (e) Nasdaq Listing. The shares of Parent Common Stock issuable to the Company's stockholders in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

                  Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company (i) contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) would not, individually or in the aggregate, result in a Company Material Adverse Effect,
(ii) contained in Section 3.6(d) shall be true and correct as of October 31, 2002 in all respects. Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

                  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to the foregoing effect.

                  (c) Parent Tax Opinion. Parent shall have received the opinion of Latham & Watkins, dated as of the Effective Time, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion, the Transaction will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins shall receive and rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time substantially in the forms attached hereto as Exhibits 7.2(c)(i) and 7.2(c)(ii), respectively. The opinion referred to in this Section 7.2(c) shall not be waivable after receipt of the Company Stockholder Approval or the Parent Stockholder Approval referred to in Section 7.1(b), unless further stockholder approval is obtained with appropriate disclosure.

                  Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) would not, individually or in the aggregate, result in a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

                  (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of Parent to the foregoing effect.

                  (c) Company Tax Opinion. The Company shall have received the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., dated as of the Effective Time, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion, the Transaction will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. shall receive and rely upon representations contained in letters of Parent and the Company to be delivered as of the Effective Time substantially in the form attached hereto as Exhibits 7.2(c)(i) and 7.2(c)(ii), respectively. The opinion referred to in this Section 7.3(c) shall not be waivable after receipt of the Company Stockholder Approval or the Parent Stockholder Approval referred to in Section 7.1(b), unless further stockholder approval is obtained with appropriate disclosure.

                  (d) Rights Agreement. No Shares Acquisition Date or Distribution Date shall have occurred pursuant to the Rights Agreement.

                  (e) Amendment to Parent Certificate of Incorporation. The Charter Amendment shall have been duly filed with the Secretary of State of the State of Nevada.

                  (f) Alfimeprase Testing. Parent shall not have received an order from the FDA placing the Phase I studies of Alfimeprase on clinical hold based on an Alfimeprase-caused death(s).

                  (g) Parent Board Composition. The Board of Directors of Parent shall be as set forth on Schedule 1.6 attached hereto (subject to modification in accordance with Section 1.6 hereof).

                                   ARTICLE 8.
                        TERMINATION, AMENDMENT AND WAIVER

                  Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the stockholders of Parent:

                  (a) By mutual written consent of Parent and the Company, which consent shall have been approved by action of their respective Boards of Directors;

                  (b) By written notice of either the Company or Parent, if the Merger shall not have been consummated prior to May 31, 2003 (such date, as it may be extended as provided below, shall be referred to herein as the "Outside Date"); provided, however, that the right to terminate this Agreement under this
Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 6.5) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

                  (c) By written notice of either the Company or Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to Section 6.5);

                  (d) By written notice of the Company or Parent, as the case may be, if the Board of Directors of the other party shall have (i) withdrawn or adversely modified (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification), resolved to withdraw or adversely modify (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification), the Company Recommendation or the Parent Recommendation, as the case may be; or (ii) approved or recommended, or resolved to approve or recommend, to its stockholders an Acquisition Proposal other than that contemplated by this Agreement;

                  (e) By the Company or Parent, as the case may be, at any time prior to the Company Stockholder Approval or the Parent Stockholder Approval, as the case may be, upon five Business Days' prior notice to the other party, if its Board of Directors shall have determined as of the date of such notice that an Acquisition Proposal is a Superior Proposal; provided, however, that (i) the terminating party shall have complied with Section 6.4, (ii) prior to any such termination, the terminating party shall, if requested by the other party in connection with a revised proposal by it, negotiate in good faith for such five Business Day period with the other party, and (iii) the Board of Directors of the terminating party shall have concluded in good faith, as of the effective date of such termination, after taking into account any revised proposal by the other party during such five Business Day period, that an Acquisition Proposal is a Superior Proposal and; provided, further, that it shall be a condition to termination by the terminating party pursuant to this Section 8.l(e) that the terminating party shall have made the payment of the fee to the other party required by Section 8.2(e)(i) or Section 8.2(f)(i), as the case may be;

                  (f) By written notice of Parent (if Parent is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) and
(ii) cannot be cured prior to the Outside Date, provided that Parent shall have given the Company written notice, delivered at least twenty days prior to such termination, stating Parent's intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination;

                  (g) By written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) and
(ii) cannot be cured prior to the Outside Date, provided that the Company shall have given Parent written notice, delivered at least twenty days prior to such termination, stating the Company's intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination; or

                  (h) By written notice of either Parent or the Company if (i) the Company Stockholder Approval shall not have been obtained at the Company Stockholders' Meeting duly convened therefor (or at any adjournment or postponement thereof) at which a quorum is present and the vote to adopt and approve this Agreement and the Merger is taken, or (ii) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders' Meeting duly convened therefor (or at any adjournment or postponement thereof) at which a quorum is present and the vote to approve the Share Issuance and the Charter Amendment is taken.

                  Section 8.2       Effect of Termination.

                  (a) Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except with respect to Sections 6.2, 6.3, this Section 8.2 and Article 9 and with respect to any liabilities or damages incurred or suffered by a party as a result of the breach in any material respect by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

                  (b) Parent Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 8.1(f), then the Company shall pay Parent an amount equal to the sum of Parent's Expenses up to an amount equal to $750,000; provided, that no amount shall be paid pursuant to this Section 8.2(b) if an amount is paid pursuant to Section 8.2(e).

                  (c) Company Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 8.1(g), then Parent shall pay the Company an amount equal to the sum of the Company's Expenses up to an amount equal to $750,000; provided, that no amount shall be paid pursuant to this
Section 8.2(c) if an amount is paid pursuant to Section 8.2(f).

                  (d) Payment of Expenses. Payment of Expenses pursuant to Sections 8.2(b) or 8.2(c) shall be made not later than two Business Days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the ninetieth day after such party delivers such notice of demand for payment).

                  (e) Company Termination Fee. The Company shall pay to Parent a termination fee (the "Company Termination Fee") of $1,750,000 in immediately available funds in the event that this Agreement is terminated solely as follows: (i) if the Company shall terminate pursuant to Section 8.1(e), (ii) if Parent shall terminate pursuant to Section 8.1(d); (iii) if Parent shall terminate pursuant to Section 8.1(f) as a result of the Company's breach of
Section 6.2(a), (iv) if (A) either party shall terminate this Agreement pursuant to Section 8.1(h)(i) and, at any time after the date of this Agreement and before the vote on this Agreement at the Company Stockholders' Meeting, an Acquisition Proposal with respect to the Company shall have been publicly announced and not bona fide withdrawn and (B) a Competing Transaction with respect to the Company is consummated or the Company enters into a definitive agreement with respect to a Competing Transaction, in either case, within twelve months following the termination of this Agreement; or (v) if (A) either party shall terminate this Agreement pursuant to Section 8.1(b) and, at any time after the date of this Agreement and before the Termination Date, an Acquisition Proposal with respect to the Company shall have been publicly announced and not bona fide withdrawn, (B) following the existence of such Acquisition Proposal and prior to any such termination, the Company shall have intentionally breached (and not cured after notice thereof) any of its covenants or agreements set forth in this Agreement in any material respect, which breach shall have materially contributed to the failure of the Effective Time to occur on or before the Termination Date, and (C) a Competing Transaction with respect to the Company is consummated or the Company enters into a definitive agreement with respect to a Competing Transaction, in either case, within twelve months following the termination of this Agreement.

                  (f) Parent Termination Fee. Parent shall pay to the Company a termination fee (the "Parent Termination Fee") of $1,750,000 in immediately available funds in the event that this Agreement is terminated solely as follows: (i) if Parent shall terminate pursuant to Section 8.1(e), (ii) if the Company shall terminate pursuant to Section 8.1(d); (iii) if the Company shall terminate pursuant to Section 8.1(g) as a result of Parent's breach of Section 6.2(b), (iv) if (A) either party shall terminate this Agreement pursuant to
Section 8.1(h)(ii) and, at any time after the date of this Agreement and before the vote on this Agreement at the Parent Stockholders' Meeting, an Acquisition Proposal with respect to Parent shall have been publicly announced and not bona fide withdrawn and (B) a Competing Transaction with respect to Parent is consummated or Parent enters into a definitive agreement with respect to a Competing Transaction, in either case, within twelve months following the termination of this Agreement; or (v) if (A) either party shall terminate this Agreement pursuant to Section 8.1(b) and, at any time after the date of this Agreement and before the Termination Date, an Acquisition Proposal with respect to Parent shall have been publicly announced and not bona fide withdrawn, (B) following the existence of such Acquisition Proposal and prior to any such termination, Parent shall have intentionally breached (and not cured after notice thereof) any of its covenants or agreements set forth in this Agreement in any material respect, which breach shall have materially contributed to the failure of the Effective Time to occur on or before the Termination Date, and
(C) a Competing Transaction with respect to Parent is consummated or Parent enters into a definitive agreement with respect to a Competing Transaction, in either case, within twelve months following the termination of this Agreement.

                  (g) All Payments. The Company Termination Fee and the Parent Termination Fee required to be paid pursuant to Section 8.2(e)(i) or 8.2(f)(i), as the case may be, shall be paid prior to, and shall be a pre-condition to the effectiveness of, termination of this Agreement pursuant to Section 8.1(e). Any payment required to be made pursuant to Section 8.2(e)(ii) or 8.2(f)(ii) shall be made not later than two Business Days after the date of termination. Any payment required to be made pursuant to Section 8.2(e)(iii), 8.2(e)(iv), 8.2(f)(iii) or 8.2(f)(iv) shall be made not later than two Business Days after the entering into of a definitive agreement with respect to, or the consummation of, a Competing Transaction, as applicable. In no event shall more than one Company Termination Fee or Parent Termination Fee be made. All payments under
Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. The Company and Parent acknowledge that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither the Company nor Parent would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 8.2, such defaulting party shall pay to the prevailing party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                  Section 8.3 Amendment. This Agreement may be amended by the mutual agreement of the parties hereto at any time prior to the Effective Time only by an instrument in writing signed by the parties hereto.

                  Section 8.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of either party, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of Nasdaq, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                  Section 8.5 Fees and Expenses. Subject to Sections 8.2(a), 8.2(b), 8.2(c) and 8.2(g), all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

                                   ARTICLE 9.
                               GENERAL PROVISIONS

                  Section 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                  Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

                  If to Parent or Merger Sub, addressed to it at:

                           Hyseq, Inc.
                           670 Almanor Avenue
                           Sunnyvale, CA 94085
                           Fax: (408) 524-8145
                           Attn:  Chief Executive Officer
                           with a copy to:

                           Latham & Watkins
                           135 Commonwealth Drive
                           Menlo Park, CA 94114
                           Fax:  (650) 463-2600
                           Attn:  Alan C. Mendelson

                  (a)      If to the Company, addressed to it at:

                           Variagenics, Inc.
                           60 Hampshire Street
                           Cambridge, MA 02139-1548
                           Fax:  (617) 588-5300
                           Attn:  President and Chief Business Officer

                           with a copy to:

                           Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                           Boston, MA 02111
                           Fax: 617 542-2241
                           Attn:   Jeffrey M. Wiesen

                  Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

                  "Acquisition Proposal" means, with respect to the Company or Parent, except as set forth on Section 9.3 to the Company Disclosure Letter or
Section 9.3 to the Parent Disclosure Letter, as the case may be, any offer or proposal concerning any (a) merger, consolidation, business combination, or similar transaction involving such party pursuant to which either (i) the stockholders of such party immediately prior to such transaction would own less than 90% of any class of equity securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), or (ii) the individuals comprising the board of directors of such party prior to such transaction would not constitute a majority of the board of directors of such ultimate parent entity, (b) sale or other disposition of assets of such party and its Subsidiaries representing 10% or more of the consolidated assets of such party and its Subsidiaries, in a single transaction or a series of related transactions, (c) issuance, sale, or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) in each case by such party to any person (other than Dr. Rathmann) or group representing 10% or more of the voting power of such party, or (d) transaction in which any person (other than Dr. Rathmann) shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the outstanding voting capital stock of the Company.

                  "Affiliate" of a specified person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

                  "beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

                  "Blue Sky Laws" means state securities or "blue sky" Laws.

                  "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

                  "Company Intellectual Property" means all Intellectual Property owned or licensed by the Company or a Company Subsidiary as of the date of this Agreement or the Closing Date.

                  "Company Material Adverse Effect" means any effect on, change affecting, or condition having an effect on, the Company or any Company Subsidiary that is, or would reasonably be expected to be, materially adverse to
(a) the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, except, in each case, for any such change or condition resulting from or arising out of (i) changes or developments in the biotechnology industry generally, which changes or developments do not disproportionately affect the Company relative to other participants in the biotechnology industry in any material respect, (ii) changes or developments in financial or securities markets or the economy in general which changes do not disproportionately affect the Company in any material respect, (iii) any change in the Company's stock price or trading volume, in and of itself (iv) the announcement of the transactions contemplated by this Agreement, (v) receipt by the Company or its Representative of notice from Nasdaq with respect to the de-listing of any class of equity securities of the Company from the Nasdaq National Market System or Nasdaq Small Cap Market, (vi) the de-listing of any class of Company equity securities from the Nasdaq National Market System or Nasdaq Small Cap Market or (vii) acts of war, insurrection, sabotage or terrorism, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement.

                  "Company Option" means any option to purchase Company Common Stock or any Company Warrant.

                  "Company Patents" are all issued patents owned or licensed by the Company whether foreign or domestic.

                  "Company Stock Option Plan" means the Amended 1997 Employee, Director and Consultant Stock Option Plan, as amended to date, and the addendums thereto.

                  "Competing Transaction" means, with respect to the Company or Parent, any (a) merger, consolidation, business combination, or similar transaction involving such party pursuant to which either (i) the stockholders of such party immediately prior to such transaction would own less than 70% of any class of equity securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), or (ii) the individuals comprising the board of directors of such party prior to such transaction would not constitute a majority of the board of directors of such ultimate parent entity, (b) sale or other disposition of assets of such party and its Subsidiaries representing 50% or more of the consolidated assets of such party and its Subsidiaries, in a single transaction or a series of related transactions, (c) issuance, sale, or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) in each case by such party to any person (other than Dr. Rathmann) or group representing 30% or more of the voting power of such party, or (d) transaction in which any person (other than Dr. Rathmann) shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 30% or more of the outstanding voting capital stock of the Company.

                  "Contracts" means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

                  "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

                  "Environmental Laws" means any federal, state, local or foreign statute, Law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit or authorization pertaining to the Company, any Company Subsidiary, Parent or any Parent Subsidiary, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

                  "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

                  "Equity Interest" means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

                  "ERISA Affiliate" means any entity or trade or business (whether or not incorporated) other than the Company or Parent that together with the Company or Parent, as applicable, is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Expenses" includes all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement and Proxy Statement, as applicable, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereto.

                  "GAAP" means generally accepted accounting principles as applied in the United States.

                  "Governmental Entity" means domestic or foreign governmental, administrative, judicial or regulatory authority.

                  "group" has the meaning ascribed to such term pursuant to Rule 13d-5(b)(1) under the Exchange Act).

                  "Hazardous Materials" means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls regulated under applicable Environmental Laws or (b) any toxic or hazardous chemical, material, pollutant, contaminant or waste regulated under any applicable Environmental Law.

                  "Intellectual Property" means intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

                  "Knowledge" of any person which is not an individual means, with respect to any specific matter, the actual knowledge of such person's executive officers and any other officer having primary responsibility for such matter after reasonably inquiry.

                  "Law" means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

                  "Liens" means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

                  "Nasdaq" means the Nasdaq Stock Market.

                  "Parent Articles" means Parent's Amended and Restated Articles of Incorporation, as amended through the date of this Agreement.

                  "Parent Intellectual Property" means all Intellectual Property owned or licensed by Parent or a Parent Subsidiary as of the date of this Agreement or the Closing Date.

                  "Parent Material Adverse Effect" means any effect on, change affecting, or condition having an effect on, Parent or any Parent Subsidiary that is, or would reasonably be expected to be, materially adverse to (a) the business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, except, in each case, for any such change or condition resulting from or arising out of (i) changes or developments in the biotechnology industry generally, which changes or developments do not disproportionately affect Parent relative to other participants in the biotechnology industry in any material respect, (ii) changes or developments in financial or securities markets or the economy in general which changes do not disproportionately affect Parent in any material respect, (iii) any change in Parent's stock price or trading volume, in and of itself, (iv) the announcement of the transactions contemplated by this Agreement, (v) receipt by the Company or its Representative of notice from Nasdaq with respect to the de-listing of any class of equity securities of the Company from the Nasdaq National Market System, or (vi) acts of war, insurrection, sabotage or terrorism, or (b) the ability of Parent to consummate the transactions contemplated by this Agreement.

                  "Parent Option" means any option or warrant to purchase Parent Common Stock.

                  "Parent Patents" are all issued patents owned or licensed by Parent whether foreign or domestic.

                  "Parent Stock Option Plan" means Parent's Stock Option Plan, Parent's 2002 Equity Incentive Plan, Parent's Non-Employee Director Stock Option Plan and Parent's Scientific Advisory Board/Consultants Stock Option Plan, in each case as amended to date, and the addendums thereto.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Permitted Liens" means (a) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business consistent with past practice that are not yet due and payable or are being contested in good faith;
(b) pledges or deposits made in the ordinary course of business consistent with past practice; (c) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business consistent with past practice that are not yet due and payable or are being contested in good faith; and (iv) similar Liens and encumbrances which are incurred in the ordinary course of business consistent with past practice and which do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of such business.

                  "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Share Issuance" means the issuance of Parent Common Stock pursuant to Section 2.1(a).

                  "Significant Subsidiary" has the meaning set forth in Rule 1-02 of Regulation S-X.

                  "Subsidiary" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.

                  "Superior Proposal" means, with respect to the Company or Parent, as the case may be, any bona fide offer or proposal (on its most recently amended or modified terms, if amended or modified) made by a person other than either such party that (a) (i) concerns any merger, consolidation, business combination or similar transaction involving such party pursuant to which stockholders of such party immediately prior to such transaction would own less than 50% of the voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) concerns any sale or other disposition directly or indirectly of assets of such party and its Subsidiaries representing 67% or more of the consolidated assets of such party and its Subsidiaries, or (iii) concerns any merger, consolidation, business combination or similar transaction involving such party pursuant to which stockholders of such party immediately prior to such transaction would own less than 65% of the voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), and the individuals comprising the board of directors of such party immediately prior to such transaction do not constitute a majority of the board of directors of such surviving or resulting entity (or the ultimate parent entity thereof), (b) is on terms which such party's Board of Directors in good faith concludes (following consultation with its financial advisors and outside counsel) are more favorable to such party's stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement (including any revisions hereto), and (c) is, in the good faith judgment of such party, reasonably likely to be financed and completed.

                  "Taxes" means all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity.

                  "Tax Returns" means any report, return (including information return), claim for refund, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

                  "Treasury Regulations" means the United States Treasury regulations promulgated under the Code.

                  Section 9.4 Interpretation. When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

                  Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  Section 9.6 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Letters and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

                  Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly-owned Subsidiary of Parent without the consent of the Company.

                  Section 9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.10, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  Section 9.9 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

                  Section 9.10 Governing Law; Consent to Jurisdiction. (a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in Contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State.

                  (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

                  Section 9.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at Law or in equity.

                  Section 9.12 Disclosure. Any matter disclosed in any section of a party's Disclosure Letter shall be considered disclosed for other sections of such Disclosure Letter, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party's Disclosure Letter in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

                  Section 9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   HYSEQ, INC.

                                   a Nevada corporation

                                   By:   Ted W. Love
                                         --------------------------------------
                                         Name:   Ted W. Love
                                         Title:  President and CEO

                                   By:  Peter S. Garcia
                                        ---------------------------------------
                                         Name:   Peter S. Garcia
                                         Title:  SVP and CFO


                                   VERTICAL MERGER CORP.

                                   a Delaware corporation

                                   By:   Ted W. Love
                                         --------------------------------------
                                         Name:   Ted W. Love
                                         Title:  President

                                   VARIAGENICS, INC.

                                   a Delaware corporation

                                   By:   Joseph S. Mohr
                                         --------------------------------------
                                         Name:   Joseph S. Mohr
                                         Title:  President and Chief Business
                                                 Officer


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